As filed with the Securities and Exchange Commission on December 14   , 2012
File No. 333-177463

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A (Amendment No. 7 )

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AudioEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6794	20-2939845
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9070 S. Rita Road, Suite 1450 Tucson, Arizona 85747 (866) 331-5324	Nathaniel T. Bradley 9070 S. Rita Road, Suite 1450 Tucson, Arizona 85747 (866) 331-5324
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
David L. Ficksman
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067

Approximate date of commencement of proposed sale to public:  Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each Class of Security being registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Shares of Common Stock, $0.00001 par value	1,500,259	$0.00001	$15.00	$7.00

(1)
This registration statement relates to shares of common stock, par value $0.00001 per share, of AudioEye, Inc., which will be distributed pursuant to a spin-off transaction to holders of common stock of CMG Holdings Group, Inc. The amount of the Registrant’s common stock to be registered is 1,500,259 shares of common stock. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or similar transaction involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) under the Securities Act, based on the book value of the common stock as of September 30, 2012, the most recent practicable date.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AudioEye, Inc. (“AE”), a former wholly-owned subsidiary of CMG Holdings Group, Inc. (“CMGO”), has filed this registration statement on Form S-1 to register shares of its common stock, $0.00001  per share, which will be distributed on a pro rata basis to shareholders of CMGO.  In connection with a Master Agreement dated as of June 22, 2011, as amended, (the “Master Agreement”) between CMGO and AudioEye Acquisition Corporation (“AEAC”), effective August 15, 2012, AEAC received from CMGO shares of the common stock of AE representing 80% of the capital stock of AE. Under the Master Agreement, CMGO is required to distribute to its stockholders in the form of a dividend 5% of the outstanding capital stock of AE.

i

The information in the prospectus is not complete and may be changed. AudioEye, Inc. may not distribute the securities offered by the prospectus until this registration statement is effective with the U.S. Securities and Exchange Commission. The prospectus is not an offer to sell these securities and AudioEye, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ii

SUMMARY

This summary highlights selected information contained in this prospectus and may not contain all of the information that is important to you.  This summary is not intended to be complete and reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this prospectus.

AudioEye, Inc.

AudioEye, Inc. (“AE”) focuses on working to improve the mobility, usability and accessibility of all internet-based content through the development, sale, licensing and use of its proprietary voice driven technologies. AE offers its solutions in four distinct product/operating groups:

●	Audio Internet™

●	AudioEye™ Mobile

●	AudioEye™ Advertising

●	AudioEye™ Technology Licensing

AE’s patented technology is designed to expand the functionality of the voice-controlled browser. AE believes that existing voice recognition and artificial intelligence engines only provide a partial solution, allowing users to get an “answer” to a specific question. AE’s technology is designed to enable a third aspect to a user’s internet experience  – delivering audio menus that allow users to choose among multiple responses and navigate the internet via keypad or voice just as they would with familiar mouse/icon or gestural interfaces. AE’s technology platform, when connected to voice recognition and artificial intelligence engines, provides an expanded internet experience complete with voice navigation and voice driven transactions.

The product development and deployment of AE’s flagship products – Audio Internet, AudioEye Advertising and AudioEye Mobile – are focused on the automated creation of alternative versions of popular websites that can be both accessed and navigated by sound. Audio Internet is a technology that utilizes the AE patented architecture to deliver an exact mirror image of a visual website or mobile website in an audio format that can be navigated, utilized, interacted with, and transacted from without the use of a monitor, mouse or gestural forms of user input. The conversion of social media sites and other dynamic e-commerce and e-learning sites have been another focal point of AE’s development effort. AE’s sales and marketing effort is organized within clear targeted verticals including but not limited to e-commerce, social media, news and entertainment publishers, corporate sites, product sites, mobile marketing campaigns, advertising, and promotional websites.

AE has developed scalable automated service delivery through its patented technology platform. Further, AE has developed a sales and distribution strategy within the U.S. corporate market and has focused its effort on developing a software application interface (API) of its patented cloud-based software as a service (SaaS) platform.  AE’s management believes that the opportunity in the private sector corporate market is considerable but that the domestic public sector government market – federal as well as state and local governments – is also a compelling market opportunity for AE.  In October 2010, Congress passed and the President signed into law the Twenty-First Century Communication and Video Accessibility Act of 2010, which mandates that all government websites (city, state and federal) to be compliant and have accessibility to Americans with disabilities. As a result, AE’s management believes that providing accessibility services for these websites is a significant market opportunity for AE.

AE was formed as a Delaware corporation on May 20, 2005. On March 31, 2010, CMGO Holdings Group, Inc. (“CMGO”) acquired AE.  During its tenure as a wholly-owned subsidiary of CMGO, AE continued to expand its patent portfolio to protect its proprietary internet content publication and distribution technology. This technology enables the automated conversion of any internet or mobile media source into accessible formats that allow for real-time distribution and voice enabled navigation to end users on any internet-connected device.  AE’s business strategy includes technology licensing of AE intellectual property within specific market verticals including but not limited to corporate, ecommerce, e-learning, behavioral healthcare and government enterprise applications.  On June 22, 2011, following CMGO’s board of directors having concluded that separating a significant portion of AE from the remainder of CMGO was in the best interests of CMGO and its stockholders, CMGO entered into a Master Agreement with AudioEye Acquisition Corporation (“AEAC”) pursuant to which: (i) the stockholders of AEAC would acquire from CMGO 80% of the capital stock of AE (the “Separation”) and (ii) CMGO will distribute to its stockholders, in the form of a dividend, 5% of the capital stock of AE (the “Spin-off”). On August 17 , 2012, AE, CMGO and AEAC completed the Separation.

AE is currently headquartered at the University of Arizona Science and Technology Park in Tucson, Arizona and maintains business development office in Chicago, Illinois. AE’s principal executive offices are located at 9070 Rita Road, Suite 1450, Tucson, Arizona 85747, and its telephone number is (866) 331-5324.

Risks Relating to AE’s Business

●	AE’s revenue and collections may be materially adversely affected by the economic downturn.

●	AE has a limited operating history and its future performance is uncertain.

●	AE needs additional funds to implement its business plan.

●	AE’s financial condition may adversely affect its ability to continue as a going concern following the separation of AE from CMGO as described below.

These and other risks relating to the business of AE are discussed in greater detail under the caption “Risk Factors.” You should read and consider all of these risks carefully.

Overview of the Separation

Effective as of August 15, 2012, pursuant to the Separation, CMGO transferred to AEAC shares of AE common stock representing 80% of AE’s outstanding capital stock.

CMGO’s board of directors had concluded that separating a significant portion of AE from the remainder of CMGO was in the best interests of CMGO and its stockholders.  In connection with the purchase of AE by CMGO in March 2010, the former stockholders of AE retained rights (the “Rights”) to receive cash from the exploitation of AE’s technology. These Rights consisted of 50% of any cash received from income earned, settlements or judgments directly resulting from AE’s patent strategy, net of any direct costs or tax implications incurred in payment of the patent strategy.  Additionally, the holders of the Rights were entitled to a share of AE’s net income for 2010, 2011, 2012 and 2013 based on a specified formula.  The holders of the Rights have contributed the Rights to AEAC in exchange for shares of AEAC.  CMGO also had issued Senior Secured Notes (the “Senior Notes”) in an aggregate principal amount of $1,075,000 which CMGO was unable to service.  The Senior Notes were secured by all of the assets of CMGO, including AE.  There was a significant risk that unless the Senior Notes were kept current and serviced, the holders of the Senior Notes would foreclose and take possession of AE or its assets.  Accordingly, the existence of the Rights and the obligations under the Senior Notes had made it difficult for CMGO to finance its business plan including exploiting AE’s technology.  Pursuant to the Master Agreement, as amended, between CMGO and AEAC, AEAC was required to arrange for the release of CMGO under the Senior Notes, which it accomplished through the payment to the holders of the Senior Notes of an aggregate of $700,000, the delivery of a secured promissory note in the principal amount of $425,000 and the issuance of 1,500,000 shares of the common stock of AEAC for the benefit of the holders of the Senior Notes.  In connection with the release of CMGO under the Senior Notes, effective August 15, 2012, CMGO completed the Separation.  It is contemplated that AEAC will distribute to its stockholders all of the shares of AE Common Stock which it owns (the “AEAC Distribution”).

The directors of AEAC and CMGO believed that the Separation would:

●
improve strategic planning, increase management focus and streamline decision-making by providing the flexibility to implement the unique strategic plans of AE and CMGO, and to respond more effectively to different financial needs of each company and the changing economic environment.

●	allow AE and CMGO to adopt the capital structure, investment policy and dividend policy best suited to each business’ financial profile and business needs.

●	eliminate the financial overhang to AE from the existence of the Rights.

Finally, CMGO had been unable or unwilling to fund AE’s operations and its negative cash flows.  Prior to the Separation, AE had been funded by AE’s President, Nathaniel T. Bradley, through a series of loans evidenced by promissory notes (the “Funding Notes”) currently in the aggregate  principal and interest amount of $1,296,715 .
The CMGO board of directors had considered a number of potentially negative factors in evaluating the Separation, including risks relating to the creation of a new public company and possible increased costs and one-time separation costs, but concluded that the potential benefits of the Separation outweighed these factors.  For more information, see the section entitled “Risk Factors” included elsewhere in this prospectus.

Relationship Between CMGO and AE After the Separation

Pursuant to the Master Agreement, CMGO is required to distribute to its stockholders as a dividend on a pro rata basis 5% of the outstanding shares of AE’s capital stock as of the date of the Separation, and will retain 15% of the outstanding capital stock of AE as of the date of the Separation after giving effect to the Spin-off.  Pursuant to a Royalty Agreement, for a period of five years, AE will pay to CMGO 10% of cash received from income earned or settlements on judgments directly resulting from AE’s patent enforcement and licensing strategy, whether received by AE on any of its affiliates, net in either case of any direct costs or tax implications incurred in pursuit of such strategy as they relate to the patents described in the Master Agreement.  Additionally, AE has entered into a Services Agreement with CMGO whereby, without duplication to the amounts payable under the Royalty Agreement, for a period of 5 years, CMGO will receive a commission of 7.5% of all revenues received by AE after the Separation from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from a specified customer.  Within 90 days of the date of the Separation, AE is required to deliver to CMGO 0.05% of AE’s capital stock outstanding as of the date of Separation as an initial services fee.

Manner of Effecting the Spin-off

In the Spin-off, CMGO stockholders as of the record date for the Spin-off will receive shares of AE common stock on a pro rata basis based on shares of CMGO common stock each such stockholder owns on such record date.

Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, 303-282-4800, will serve as the distribution agent for the Spin-off.  On the distribution date for the Spin-off, CMGO’s transfer agent will electronically issue shares of AE common stock to holders of CMGO common stock who hold such shares on the record date for the Spin-off, or to such stockholders’ bank, broker or other nominee on such stockholders’ behalf by way of direct registration in book-entry form.  As soon as practicable after the distribution date for the Spin-off, an account statement will be mailed to each holder of CMGO common stock who holds such shares on the record date, stating the number of shares of AE common stock received by such stockholder in the Spin-off.

 Management of AE

The Chief Executive Officer and President of AE is Nathaniel T. Bradley, currently also Chief Executive Officer and President of AEAC.  The remaining AE management team, including Sean Bradley, Chief Technology Officer, James Crawford, Chief Operating Officer, and Constantine S. Potamianos, Chief Legal Officer and General Counsel,  will continue to be the management team of AE.  See “Management of AE.”

 Interests of Certain Persons in the Separation

As of the date of this prospectus, executive officers of AE who own shares of CMGO common stock as of the record date for the Spin-off will receive a distribution of shares of AE common stock on the same basis as other CMGO stockholders.  Certain executive officers of AE are the majority stockholders of AEAC and will receive shares of AE pursuant to the Spin-off.  After the Spin-off and the AEAC Distribution, the related party ownership of AE will consist of Nathaniel T. Bradley, Sean Bradley, James Crawford and Edward W. Withrow III, collectively owning approximately 42.5% of AE’s common stock.  See “Security Ownership of Certain Beneficial Owners and Management.”

 Market for AE Common Stock

There is no current public market for AE common stock.  Upon completion of the Spin-off, it is expected that at some date AE common stock will trade on the OTCQB, OTC Bulletin Board or the new BX Venture Market operated by NASDAQ although no assurance can be given that such trading will take place or the date thereof.

As of December 14, 2012 , AE had 30,005,185 shares of common stock outstanding.  No shares of preferred stock of AE are outstanding.  Immediately following the Spin-off, it is expected that AE will have approximately 210 holders of record of shares of its common stock based on the number of holders of record of shares of CMGO common stock on September 21, 2012.

 U.S. Federal Income Tax Consequences of the Spin-off

CMGO believes that the Spin-off will give rise to taxable events.  The distribution of the AE shares will be treated as a taxable distribution in an amount equal to the sum of the fair market value of AE shares on the distribution date and any cash received in lieu of fractional shares.  This sum will be treated as a taxable dividend to the extent of any current year earnings and profits of CMGO, including gain resulting from both the distribution and the exchange of AE shares for shares of AEAC, with any excess treated as a non-taxable return of capital to the extent of a CMGO holder’s tax basis in CMGO common stock and any remaining excess treated as capital gain.  For more information, see “Material U.S. Federal Income Tax Consequences” included elsewhere in this prospectus.

 Distribution and Dividend Policy

AE does not anticipate paying dividends on its common stock in the foreseeable future.  AE anticipates that the agreements governing indebtedness it may incur may restrict AE’s ability to pay dividends or make distributions to its stockholders.  Any future determination to pay dividends will be at the discretion of the board of directors of AE and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants, applicable law and other factors as the board of directors of AE deems relevant.  See “Distribution and Dividend Policy.”

RISK FACTORS

The following represent certain risks related to AE.  The risks and uncertainties described below are not the only ones facing AE.  If any of the following risks actually are realized, AE’s business, financial position or results of operations could be materially adversely affected, the value of AE common stock could decline and you could lose all or part of your investment.

Risks Related to the Separation

The historical and pro forma financial information included in this prospectus does not purport to be indicative of the results AE would have achieved as a separate, publicly traded company and may not be a reliable indicator of future results.

●
Prior to March 31, 2010, the business of AE was operated as a privately held stand-alone company until its acquisition by CMGO on that date, at which time AE’s operations were consolidated into CMGO as part of one publicly traded corporate organization;

●
Significant changes may occur in the cost structure, financing and business operations as a result of AE operating as a stand-alone company pursuant to the Separation.  These changes may result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided and the legal, accounting, compliance and other costs associated with being a public company.

The pro forma financial information included in this prospectus includes adjustments based upon available information believed to be reasonable to reflect these factors.  However, the assumptions may change and actual results may differ.  In addition, the pro forma financial information does not include adjustments for estimated general and administrative expenses.

The Separation could give rise to liabilities, disputes, increased costs or other unfavorable effects that may not have otherwise arisen, which could have a material adverse effect on the business, financial position or results of operations of AE.

The agreements entered into in connection with the Separation, including the Services Agreement and the Royalty Agreement, have been negotiated in the context of AE’s separation from CMGO while AE was still a part of CMGO.  Accordingly, these agreements may not reflect terms that may have been obtained from unaffiliated third parties.  AE may have received better terms under similar agreements from third parties.

After the Separation, AE may be unable to make the changes necessary to operate effectively as a separate public entity.

As a consequence of the Separation, CMGO has no obligation to provide financial, operational or organizational assistance to AE.  Following the Spin-off, as a separate public entity, AE will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC, as well as generally applicable tax and accounting rules.  AE may be unable to successfully implement the changes necessary to operate as an independent public entity.

AE expects to incur increased costs relating to operating as an independent company that could adversely affect its cash flow and results of operations.

AE expects that the obligations of being a public company, including substantial public reporting and related auditor fees and obligations will require new expenditures, place new demands on AE management and may require the hiring of additional personnel.  AE may need to implement additional systems that require new expenditures in order to adequately function as a public company.  Such expenditures could adversely affect AE’s business, financial condition and plan of operations.

Risks Relating to AE’s Business and Industry

AE is dependent on certain members of its management and technical team.

Investors in AE common stock must rely upon the ability, expertise, judgment and discretion of its management and the success of its technical team in exploiting its technology.  AE’s performance and success are dependent, in part, upon key members of AE’s management and technical team, including Nathaniel T. Bradley, Chief Executive Officer and President, Sean Bradley, Chief Technical Officer, and James Crawford, Chief Operating Officer. The departure of such key persons could be detrimental to AE’s future success.  A significant percentage of AE’s common stock of will be held by members of AE’s management.  There can be no assurance that AE’s management will remain in place.  The loss of any of AE’s management and technical team members could have a material adverse effect on AE’s results of operations and financial condition, as well as on the market price of AE’s common stock.  See “Management of AE.”

AE’s future development and operations require substantial capital, and AE may be unable to obtain needed capital or financing on satisfactory terms, which would prevent AE from fully developing its business and generating revenues.

AE’s business is capital intensive and AE anticipates that it will need to raise significant amounts of capital to meet AE’s funding requirements.  AE expects its capital outlays and operating expenditures to increase substantially over at least the next several years as AE implements its business plan.  AE expects that AE will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.  AE’s future capital requirements will depend on many factors, including:  market conditions, sales force cost, cost of litigation in enforcing AE’s patents, and information technology (IT) development and acquisition costs.

AE does not currently have any commitments for future external funding and AE does not expect to generate any significant revenue from its business for some period of time.  Additional financing may not be available on favorable terms, or at all.  Even if AE succeeds in selling additional securities to raise funds, at such time, the ownership percentage of AE’s existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders.  If AE raises additional capital through debt financing, the financing may involve covenants that restrict its business activities.  If AE is not able to obtain financing when needed, AE may be unable to carry out its business plan.  As a result, AE may have to significantly limit its operations and its business, financial condition and results of operations would be materially harmed.

Current economic and credit conditions could adversely affect AE’s plan of operations.

AE’s ability to secure additional financing and satisfy its financial obligations under indebtedness outstanding from time to time will depend upon its future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond its control.  The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on its ability to secure financing on favorable terms, if at all.

AE’s revenue and collections may be materially adversely affected by the economic downturn.

A continuation or worsening of the recent economic downturn could result in reduced demand for AE’s services and products which could have a material adverse effect on AE’s business financial position or results of operations.

AE could be materially adversely affected by its level of indebtedness.

Prior to the Separation, AE’s material debt consisted of a related party loan in the amount of $ 1,296,544 ($1, 137 ,724 plus accrued interest of $ 158,820 ), which, at the holder’s option, may be converted into common stock of AE no later than August 31, 2013. On December 5, 2012, the holder delivered to AE notice of his intention to convert this entire debt into AE common stock at a price of $.25 per share. This conversion is still a risk of AE since it has not yet occurred.

In addition, the Separation was contingent upon the Senior Notes in the principal amount of $1,075,000 plus accrued interest, being repaid.  In connection therewith, AEAC has paid to the former holders of the Senior Notes the aggregate amount of $700,000, delivered a new secured promissory note issued by AE in the principal amount of $425,000 for the benefit of the former holders of the Senior Notes (the “New Note”) and issued 1,500,000 shares of AEAC common stock for the benefit of the holders.  The New Note is guaranteed by AEAC, and is secured by all of the assets of AE and AEAC, including the 80% interest of AEAC in AE’s capital stock.  The initial funds were obtained by the issuance of convertible debentures of AEAC and it is expected that the funds required to repay the New Note will also be obtained from the issuance of debentures.  Upon the AEAC Distribution, these debentures will be exchange d for debentures of AE (the “AE Debentures”) and will be convertible into common stock of AE at a conversion price of $0.25 per share.   This conversion is a risk of AE since it has not occurred, and there is no assurance that it will occur.

The Pro Forma Debt Ratio for AE is as follows:

	Pre-Separation (at 08/17/12)		Post-Separation (at 09/30/12)	[3]

Assets	$117,209		$4,445,071

Liabilities	3,079,551	[1]	4,081,740	[1] [2]

Debt Ratio	2627%		92%

[1]
Includes related party debt of $ 1,296,544 , convertible into common stock of AE by August 31, 2013. On December 5, 2012, Mr. Bradley delivered to AE notice of his intention to convert this entire debt into AE common stock at a price of $.25 per share.  As a result, a total of 5,186,860 shares of AE’s common stock will be issued to Mr. Bradley’s designees when AE completes conversion.

[2]
Includes debentures of $1,012,700 (convertible into common stock within 2 years of issuance) issued by AEAC plus accrued interest of $42,952, and a note payable of $425,000 issued by AE to secure the release of the CMGO Senior Debt.  Upon the AEAC Distribution, the debentures will be exchanged for AE Debentures.

[3]	Date of Separation is August 17, 2012. Pro Forma financial information provided as of September 30, 2012, after the Separation took place.

An increase in market interest rates could increase AE’s interest costs on existing and future debt and could adversely affect its stock price.

If interest rates increase, so could AE’s interest costs for any new debt.  This increased cost could make the financing of any acquisition more costly.  AE may incur variable interest rate indebtedness in the future.  Rising interest rates could limit AE’s ability to refinance existing debt when it matures, or cause AE to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

AE intends to seek acquisitions and other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and AE may not be able to fully realize the potential benefit of such transactions.

AE intends to seek acquisitions and other strategic opportunities.  Accordingly, it may often be engaged in evaluating potential transactions and other strategic alternatives.  In addition, from time to time, it may engage in discussions that may result in one or more transactions.  Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, AE may devote a significant amount of its management resources to such a transaction, which could negatively impact its operations.  In addition, AE may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining its operations if such a transaction is completed.  In the event that AE consummates an acquisition or strategic alternative in the future, there is no assurance that it would fully realize the potential benefit of such a transaction.

AE does not expect to pay any dividends for the foreseeable future, which will affect the extent to which AE’s investors realize any future gains on their investment.

It is anticipated that AE will be prohibited by the terms of its debt agreements from paying dividends to holders of its common stock, and AE does not anticipate that it will pay any dividends to holders of its common stock in the foreseeable future.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

AE may commence additional legal proceedings against third parties who AE believes are infringing on its intellectual property rights, and if AE is forced to litigate to defend its intellectual property rights, or to defend claims by third parties against AE relating to intellectual property rights, legal fees and court injunctions could adversely affect AE’s financial condition or end its business.

At present, AE does not have any active or pending litigation.  AE is aware of certain companies that are currently violating its patents.  AE expects the number of companies violating its patents to grow in number as the market develops new uses of voice controlled internet usage and consumers begin to increase their adoption of the technology and integrate it into their daily lives.  AE foresees the potential need to enter into active litigation to defend the enforcement of its patents.  AE expects such litigation and the appeals process to be time-consuming and costly, which may adversely affect AE’s financial condition and ability to operate its business.  AE cannot assure you that any of the potential lawsuits will result in a final outcome that is favorable to AE or its stockholders.

AE expects to allocate a significant amount of its existing cash on hand towards the fees and expenses associated with these litigation matters.  AE anticipates that these legal proceedings could continue for several years and may require significant expenditures for legal fees and other expenses.  In the event AE is not successful through appeal and does not subsequently obtain monetary and injunctive relief, these litigation matters may significantly reduce AE’s financial resources and have a material impact on its ability to continue its operations.  The time and effort required of AE’s management to effectively pursue these litigation matters may adversely affect AE’s ability to operate its business, since time spent on matters related to the lawsuits will take away from the time spent on managing and operating its business.

AE may or may not be able to capitalize on potential market opportunities related to AE’s licensing strategy or AE’s patent portfolio.

In order to capitalize on AE’s patent portfolio, AE’s business strategy calls for AE to enter into licensing relationships with the leading companies in AE’s target markets in order to reach a larger end-user base than AE could reach through sales and marketing efforts.  Although AE may enter into certain settlement and license agreements, there can be no assurance that AE will be able to continue to capitalize on its patent portfolio or any potential market opportunity in the foreseeable future.  AE’s inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

●	AE may not be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; and

●	challenges to the validity of certain of AE’s patents underlying AE’s licensing opportunities.

AE has and will experience competition as more companies seek to provide products and services similar to AE’s products and services, and because larger and better-financed competitors may affect its ability to operate its business and achieve profitability, its business may fail.

AE expects competition for its products and services to be intense.  AE expects to compete directly against other companies offering similar products and services that will compete directly with its proposed products and services.  AE also expects that it will compete against established vendors in its markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  For the foreseeable future, substantially all of AE’s competitors are likely to be larger, better-financed companies that may develop products superior to AE’s current and proposed products, which could create significant competitive advantages for those companies.  AE’s future success depends on its ability to compete effectively with its competitors.  As a result, AE may have difficulty competing with larger, established competitors.  Generally, these competitors have:

●	substantially greater financial, technical and marketing resources;

●	a larger customer base;

●	better name recognition; and

●	more expansive product offerings.

These competitors are likely to command a larger market share than AE, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, AE’s competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing new products and offering new services.  These competitors may develop products or services that are comparable or superior to those of AE.  If AE fails to address competitive developments quickly and effectively, AE may not be able to remain a viable business.

If AE is not able to adequately protect its patented rights, its operations would be negatively impacted.

AE’s ability to compete largely depends on the superiority, uniqueness and value of its technology and intellectual property.  To protect its intellectual property rights, AE will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions.  AE can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against it or that any such assertions or prosecutions will not materially adversely affect its business.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause AE to incur significant costs, could jeopardize or substantially delay a successful outcome in any future litigation, and could divert resources away from its other activities.  In addition, assertion of infringement claims could result in injunctions that prevent AE from distributing its products.  In addition to challenges against AE’s existing patents, any of the following could also reduce the value of AE’s intellectual property now, or in the future:

●	AE’s applications for patents, trademarks and copyrights relating to its business may not be granted and, if granted, may be challenged or invalidated;

●	issued trademarks, copyrights, or patents may not provide AE with any competitive advantages;

●	AE’s efforts to protect AE’s intellectual property rights may not be effective in preventing misappropriation of AE’s technology; or

●	AE’s efforts may not prevent the development and design by others of products or technologies similar to, competitive with, or superior to those AE develops.

Also, AE may not be able to effectively protect its intellectual property rights in certain foreign countries where AE may do business in the future or from which competitors may operate.  Obtaining patents will not necessarily protect AE technology or prevent AE’s international competitors from developing similar products or technologies.  AE’s inability to adequately protect its patented rights would have a negative impact on its operations and revenues.

In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in internet-related businesses are uncertain and still evolving.  Because of the growth of the internet and internet  related businesses, patent applications are continuously and simultaneously being filed in connection with internet-related technology.  There are a significant number of U.S. and foreign patents and patent applications in AE’s areas of interest, and AE believes that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights

The burdens of being a public company may adversely affect AE’s ability to pursue litigation.

Following the Spin-off, as a public company, AE’s management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as AE’s other business initiatives.  In addition, AE’s disclosure obligations under U.S. securities laws require AE to disclose information publicly that will be available to future litigation opponents.  AE may, from time to time, be required to disclose information that will have a material adverse effect on its litigation strategies.  This information may enable AE’s litigation opponents to develop effective litigation strategies that are contrary to AE’s interests.

The current regulatory environment for AE’s services remains unclear.

AE can give no assurance that its planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws.  Further, AE can give no assurance that AE will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause AE to be in violation of such law.   More aggressive domestic or international regulation of the internet  may materially and adversely affect AE’s business, financial condition, operating results and future prospects.

AE’s business greatly depends on the growth of mobile services, streaming, file transfer and remote desktop and other next-generation internet-based applications.

The internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

●	unwillingness of consumers to shift to and use other such next-generation internet-based audio applications;

●	refusal to purchase AE’s products;

●	perception by the licensees of product quality and performance;

●	limitations on access and ease of use;

●	congestion leading to delayed or extended response times;

●	inadequate development of internet infrastructure to keep pace with increased levels of use; and

●	increased government regulations.

If the market for AE’s mobile services, audio control of the internet browser, file transfer and remote desktop does not grow as anticipated, AE’s business would be adversely affected.

While other next-generation internet-based applications have grown rapidly in personal and professional use, there can be no assurance the adoption of AE’s product and services will grow at a comparable rate.

AE expects that it will experience long and unpredictable sales cycles, which may impact its operating results.

AE expect that its sales cycles will be long and unpredictable due to a number of uncertainties such as:

●	the need to educate potential customers about AE’s patent rights and AE’s product and service capabilities;

●	customers’ willingness to invest potentially substantial resources and infrastructures to take advantage of AE’s products;

●	customers’ budgetary constraints;

●	the timing of customers’ budget cycles; and

●	delays caused by customers’ internal review processes.

AE expects that it will be substantially dependent on a concentrated number of customers.

If AE is unable to establish, maintain or replace its relationships with customers and develop a diversified customer base, AE’s revenues may fluctuate and AE’s growth may be limited. Currently, 75% of AE’s revenue is generated by six major customers.

If AE does not successfully develop its planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for next-generation internet-based applications and services, AE’s business may fail.

The market for next-generation internet-based applications and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions.  AE’s future success will depend, in part, on its ability to use new technologies effectively, to continue to develop its technical expertise and proprietary technology, to enhance its existing products and services, and to develop new products and services that meet changing customer needs on a timely and cost-effective basis.  AE may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If AE fails to use new technologies effectively, to develop AE’s technical expertise and new products and services, or to enhance existing products and services on a timely basis, either internally or through arrangements with third parties, AE’s product and service offerings may fail to meet customer needs, which would adversely affect AE’s revenues and prospects for growth.

In addition, if AE is unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, AE could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render AE’s existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that AE continually improves the performance, features and reliability of AE’s products and services.  AE’s success will depend, in part, on AE’s ability to:

●	design, develop, launch and/or license AE’s planned products, services and technologies that address the increasingly sophisticated and varied needs of AE’s prospective customers; and

●	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of AE’s planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead-time.  AE may be unable to use new technologies effectively.  Updating AE’s technology internally and licensing new technology from third parties may also require AE to incur significant additional expenditures.

If AE’s products do not gain market acceptance, AE may not be able to fund future operations.

A number of factors may affect the market acceptance of AE’s products or services or any other products or services AE develops or acquires, including, among others:

●	the price of AE’s products or services relative to other competitive products;

●	the perception by users of the effectiveness of AE’s products and services;

●	AE’s ability to fund AE’s sales and marketing efforts; and

●	the effectiveness of AE’s sales and marketing efforts.

If AE’s products and services do not gain market acceptance, AE may not be able to fund future operations, including the development of new products and services and/or AE’s sales and marketing efforts for AE’s current products and services, which inability would have a material adverse effect on AE’s business, financial condition and operating results.

AE’s products are highly technical and may contain undetected errors, which could cause harm to AE’s reputation and adversely affect AE’s business.

AE’s products are highly technical and complex and, when deployed, may contain errors or defects.  Despite testing, some errors in AE’s products may only be discovered after a product has been installed and used by customers.  Any errors or defects discovered in AE’s products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect AE’s business, operating results and financial condition.  In addition, AE could face claims for product liability, tort or breach of warranty.  The performance of AE’s products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize AE’s products and services, which could result in legal claims against AE, harming AE’s business.  Furthermore, AE expects to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of AE’s products, which typically involves working with sophisticated software, computing and communications systems.  AE expects that its contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of AE and its products and services.  In addition, if AE’s business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, AE’s business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software expose AE to a variety of risks AE cannot control.

AE’s business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which AE’s offerings would be deployed.  AE has no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  AE depends on these companies to maintain the operational integrity of AE’s connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service in the future, AE’s operations could be adversely impacted.  Also, to the extent the number of users of networks utilizing AE’s future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that AE’s products and services do not function properly and could therefore adversely affect AE’s ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or AE’s failure to meet increasing demands on AE’s systems could harm AE’s business.

The success of AE’s product and service offerings will depend on the uninterrupted operation of various systems, secure data centers, and other computer and communication networks that AE uses or establishes.  To the extent the number of users of networks utilizing AE’s future products and services suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  The deployment of AE’s products, services, systems and operations will also be vulnerable to damage or interruption from:

●	power loss, transmission cable cuts and other telecommunications failures;

●	damage or interruption caused by fire, earthquake, and other natural disasters;

●	computer viruses or software defects; and

●	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond AE’s control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of AE’s products and services to users.  These types of occurrences could cause users to perceive that AE’s products and services do not function properly and could therefore adversely affect AE’s ability to attract and retain licensees, strategic partners and customers.

AE’s ability to sell its solutions will be dependent on the quality of AE’s technical support and AE’s failure to deliver high-quality technical support services could have a material adverse effect on AE’s sales and results of operations.

If AE does not effectively assist its customers in deploying its products and services, succeed in helping its customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that AE may not be able to achieve the foregoing, AE’s ability to sell its products and services would be adversely affected, and its reputation with potential customers could be harmed.  In addition, if AE expands its operations internationally, its technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than the English language.  As a result, AE’s failure to deliver and maintain high-quality technical support services to its customers could result in customers choosing to use AE’s competitors’ products or services in the future.

AE will need to recruit and retain additional qualified personnel to successfully grow its business.

AE’s future success will depend in part on its ability to attract and retain qualified operations, marketing and sales personnel as well as technical personnel.  Inability to attract and retain such personnel could adversely affect AE’s business.  Competition for technical, sales, marketing and executive personnel is intense, particularly in the technology and internet sectors.  AE can provide no assurance that it will attract or retain such personnel.

Growth of internal operations and business may strain AE’s financial resources.

AE may need to significantly expand the scope of its operating and financial systems in order to build its business.  AE’s growth rate may place a significant strain on its financial resources for a number of reasons, including, but not limited to, the following:

●	the need for continued development of its financial and information management systems;

●	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

●	the need to hire and retain skilled management, technical and other personnel necessary to support and manage AE’s business; and

●	the need to train and manage its employee base.

The addition of products and services and the attention they demand, may also strain AE’s management resources.

Risks Related to the Market for AE’s Common Stock

The market price and trading volume of AE securities may be limited or volatile and may face negative pressure.

There is currently no trading market for shares of AE common stock.  Investors may decide to dispose of some or all of the AE’s common stock that they receive in the Spin-off.  It is expected that AE’s common stock issued in the Spin-off will be trading publicly for the first time at some date following the effective date of the Spin-off although no assurance can be given as to such date or that such trading will occur at all.  Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price.  It is not possible to accurately predict how investors in AE’s securities will behave after a trading market develops.  The market price for AE’s common stock following the Spin-off may be more volatile than the market price of CMGO’s common stock before the Separation.  The market price of AE’s common stock could fluctuate significantly for many reasons, including the risks identified in this prospectus or reasons unrelated to AE’s performance.  These factors may result in short- or long-term negative pressure on the value of the AE’s common stock.

AE’s stock price may be volatile, and purchasers of AE’s common stock could incur substantial losses.

If and when a trading market for AE’s common stock occurs, AE’s stock price may be volatile.  The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  As a result of this volatility, investors may not be able to sell their common stock.  The market price for AE common stock may be influenced by many factors, including, but not limited to:

●	regulatory developments in the United States and any foreign countries where AE may operate;

●	the recruitment or departure of key personnel;

●	quarterly or annual variations in AE’s financial results or those of companies that are perceived to be similar to AE;

●	market conditions in the industries in which AE competes and issuance of new or changed securities;

●	analysts’ reports or recommendations;

●	the failure of securities analysts to cover AE’s common stock or changes in financial estimates by analysts;

●	the inability to meet the financial estimates of analysts who follow AE’s common stock;

●	the issuance of any additional securities by AE;

●	investor perception of AE and of the industry in which AE competes; and

●	general economic, political and market conditions.

A substantial number of shares of AE common stock may be sold into the market at any time.  This could cause the market price of AE’s common stock to drop significantly, even if AE’s business is doing well.

All of the shares being registered pursuant to AE’s registration statement will be freely tradable without restrictions or further registration under the federal securities laws, except for shares owned by AE’s “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  The remaining shares of common stock outstanding after the effective date of this registration statement, including the shares issued in the Separation, are restricted securities as defined in Rule 144 under the Securities Act.  Restricted securities may be sold in the U.S. public market only if registered under the Securities Act or if they qualify for an exemption from registration, including by reason of Rule 144 under the Securities Act.  All of AE’s restricted shares will be eligible for sale in the public market beginning after the effective date, provided that such restricted shares have been held for at least six months, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.  Sales of a substantial number of shares of AE’s common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of AE’s common stock.

Risks Relating to AE’s Charter Documents and Capital Structure

The concentration of AE capital stock ownership among its largest stockholders and their affiliates, will limit AE’s other stockholders’ ability to influence corporate matters.

It is contemplated that pursuant to the AEAC Distribution, AEAC will distribute to its stockholders the shares of AE common stock it received in the Separation.  Upon such distribution, the current stockholders of AEAC will own a majority of AE’s outstanding common stock, before giving effect to any shares issued or issuable in connection with any financing of AE.  Consequently, these stockholders will have significant influence over all matters that require approval by AE’s stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership will limit a stockholder’s ability to influence corporate matters, and as a result, actions may be taken that a stockholder may not view as beneficial.

The following table sets forth certain pro forma information regarding the ownership of AE common stock as if the AEAC Distribution took place on the date of the filing of this prospectus, for each of AE’s related party directors and executive officers:

		Post-Separation
Class	Name	Shares	Pct (1)
Common	Bradley Brothers, LLC (2)	11,296,067	37.65%
Common	James Crawford	340,689	1.14%
Common	Edward W. Withrow III (3)	1,129,607	3.76%
Common	Constantine S. Potamianos	-	—

(1)
Based on 30,005,185 shares outstanding. Does not include 5,186,860 shares to be issued by December 20, 2012 pursuant to the Notice to Convert received December 5, 2012, for the conversion of AE’s convertible notes issued to Nathaniel T. Bradley, or the AE Debentures, or in connection with any financing occurring after December 14 , 2012.

(2)	Bradley Brothers, LLC is the record owner of 11,296,067 shares; Nathaniel Bradley and Sean Bradley are each 50% owners of Bradley Brothers, LLC, and share investment power with respect to such shares.
(3)	Huntington Chase Financial Group, LLC is the record owner of the shares. Mr. Withrow is the Managing Member of Huntington Chase Financial Group, LLC.

Provisions of AE’s certificate of incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in AE’s certificate of incorporation and by-laws, as well as statutes, may have the effect of delaying, deferring or preventing a change in control.  These provisions, including those providing for the possible issuance of shares of AE preferred stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by AE’s board of directors, and the right of the board of directors to amend the by-laws, may make it more difficult for other persons, without the approval of AE’s board of directors, to make a tender offer or otherwise acquire a substantial number of shares of AE common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest.  These provisions could limit the price that some investors might be willing to pay in the future for shares of AE’s common stock.

Delaware law may delay or prevent takeover attempts by third parties and therefore inhibit AE’s stockholders from realizing a premium on their stock.

AE is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (“DGCL”).  This section prevents any stockholder who owns 15% or more of AE’s outstanding common stock from engaging in certain business combinations with AE for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from AE’s board of directors or the holders of 66 2/3% of AE’s outstanding common stock (excluding the shares of AE common stock owned by the 15% or more stockholder).  AE’s board of directors can use these and other provisions to discourage, delay or prevent a change in the control of AE or a change in AE’s management.  Any delay or prevention of a change of control transaction or a change in AE’s board of directors or management could deter potential acquirers or prevent the completion of a transaction in which AE’s stockholders could receive a substantial premium over the then current market price for their shares.  These provisions could also limit the price that investors might be willing to pay for shares of AE common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information.  Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding the expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and distributions, the expected or intended tax treatment for the Separation and transactions related thereto, the outcome and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities and potential acquisitions, plans and objectives of management for future operations and compliance with and changes in governmental regulations.  You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

You are cautioned that any forward-looking statements made in this prospectus are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements.  The forward-looking statements are based on the information currently available and are applicable only as of the date on the cover of this prospectus.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  You should carefully consider the risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including those set forth under the heading “Risk Factors.” AE does not intend, nor does it undertake any obligation, to update the forward-looking statements to reflect future events or circumstances.

RELATIONSHIP BETWEEN CMGO AND AE AFTER THE SEPARATION

 The Royalty Agreement

AE will pay CMGO 10% of cash or other forms of compensation received from income earned or settlements on claims, suits or judgments directly resulting from AE’s patent enforcement and licensing strategy whether received by AE or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy as they relate to the patents described in the Master Agreement, for a period of five years from the date of the Separation.

 The Services Agreement

Without duplication of amounts payable under the Royalty Agreement, CMGO will receive a commission of 7.5% of all revenues received by AE after the closing from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from a specified customer, for a period of five years.  Within 90 days of the date of the Separation, AE will deliver to CMGO 0.05% of AE’s outstanding capital stock as of the date of Separation as an initial services fee.

DESCRIPTION OF MATERIAL INDEBTEDNESS

As a condition to the Separation, AEAC was required to arrange to pay the obligations under the Senior Notes.  The funds have been obtained from the issuance of convertible debentures of AEAC.  Each debenture accrues interest at 8% per annum, and is convertible into common stock of AE at $0.25 per share. Upon the AEAC Distribution, the debentures will be exchanged for the AE Debentures.   As of September 15, 2012, the aggregate principal amount of the debentures was approximately $1,000,000.

Additionally, AE has issued Funding Notes issued to Nathaniel T. Bradley, AE’s Chief Executive Officer, to evidence amounts loaned by him to AE to fund its operations which as of the date of this prospectus are in the aggregate principal amount of $ 1,137,724 .  The terms of the Funding Notes are as follows:  principal and interest at a rate of 7% per annum convertible to common stock of AE within 24 months at $0.25 per share. Interest accrued to date is $ 158,991. On December 5, 2012, Mr. Bradley delivered to AE notice of his intention to convert the full amount of the Funding Notes into common stock of AE.  As of the date of this prospectus AE has not yet completed the conversion, and no portion of the debt has been converted ,

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain United States federal income tax consequences of the Spin-off.  The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to the CMGO stockholders.  The discussion applies only to United States persons, not to foreign stockholders (as defined below), except as specifically set forth.  The consequences to any particular stockholder may differ depending upon that stockholder’s own circumstances and tax position.  The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to stockholders in light of their particular circumstances.  It also does not address matters that may be relevant to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax laws.  In addition, this discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect.  Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of the distribution, including the applications of state, local and foreign tax laws and possible tax law changes.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

 Consequences to CMGO.

The distribution of AE shares to CMGO stockholders will give rise to gain to the extent that the fair market value of such AE shares exceeds their tax basis to CMGO. (Additional gain to CMGO may also arise under the consolidated return regulations to the extent of the excess loss account, if any, with respect to AE as a subsidiary of CMGO.) This gain will be included in determining whether CMGO has current year “earnings and profits.”  If the gain results in CMGO having current year earnings and profits (and accumulated earnings and profits), it will affect the tax treatment of the distribution to CMGO stockholders as described below.

 Consequences to CMGO Stockholders.

A CMGO stockholder will be treated as having received a distribution in an amount equal to the sum of the fair market value on the distribution date of AE shares distributed to such stockholder and any cash received in lieu of fractional shares.  This distribution will be taxable as a dividend to the extent of CMGO’s current year earnings and profits (and accumulated earnings and profits, if any) allocable to such stockholder’s CMGO shares.  For certain U.S. non-corporate taxpayers, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain.  The excess of the fair market value of AE shares and any cash received over the allocable portion of CMGO’s current year and accumulated earnings and profits, if any, will be treated first as a non-taxable return of capital causing a reduction (but not below zero) in the adjusted tax basis in the stockholder’s CMGO shares, with any remaining excess taxable as capital gain.  CMGO is presently unable to make a determination as to whether the gain to CMGO from the exchange and distribution will result in CMGO having current year earnings and profits such that all or a portion of the amounts treated as a distribution will be taxed as a dividend.  The stockholder’s basis in AE shares received in the distribution will generally equal the fair market value of such shares as of the distribution date.  The stockholder’s holding period with respect to CMGO shares received will begin on the distribution date.

The actual tax impact of the distribution will be affected by a number of factors that are unknown at this time, including CMGO’s final taxable income or loss for 2012, the gain CMGO recognizes upon the exchange and distribution and the fair market value on the distribution date of the AE shares distributed to you.  Thus, a definitive calculation of the U.S. federal income tax impact on you from the distribution will not be possible until after the close of CMGO’s 2012 taxable year.  CMGO will notify you after year-end 2012 of the tax attributes and amount of the distribution to you on IRS Form 1099-DIV.

 Special Rules Applicable to Corporate Stockholders.

To the extent that the distribution to a corporate stockholder is treated as a dividend under the rules described above, such stockholder may be eligible for the dividends received deduction.  The dividends received deduction is subject to certain limitations.  Corporate stockholders should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

 Federal Income Tax Withholding.

To prevent backup federal income tax withholding equal to 28% of the distribution, each non-corporate stockholder who is not a foreign stockholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the distribution agent of the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, Internal Revenue Service (“IRS”) Form W-9.  Failure to timely provide the correct taxpayer identification number on Form W-9 may subject such stockholder to a $50 penalty imposed by the IRS.  A stockholder that is a foreign stockholder should generally complete and sign an appropriate IRS Form W-8BEN in order to avoid backup withholding.  For this purpose, a “foreign stockholder” is any stockholder that is not:

●	an individual citizen or resident of the United States,

●
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof,

●	an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

●
a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or which has elected to be treated as a United States person.

Consequences for Foreign Stockholders.

The treatment, for U.S. federal income tax purposes, of the distribution as a dividend, a tax-free return of capital or as capital gain for foreign stockholders will be determined in the manner described above under the caption “Consequences to the CMGO Stockholders.”  To the extent that amounts received by a foreign stockholder are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty or other exemption, provided CMGO has received proper certification of the application of such income tax treaty.  A foreign stockholder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  Amounts treated as dividends that are effectively connected with a foreign stockholder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above.  In that case, CMGO will not have to withhold U.S. federal withholding tax if the foreign stockholder complies with the applicable certification and disclosure requirements.  In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the distribution agent before any payment is made to the stockholder a properly completed and executed IRS Form W-8BEN with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or Form W-9 with respect to the partners, members, beneficiaries or owners (and their beneficial owners) of the foreign stockholder.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States or otherwise exempt, a foreign stockholder must deliver to the distribution agent before any payment is made to the stockholder a properly completed and executed IRS Form W-8ECI or IRS Form W-8EXP, as applicable.  CMGO and the distribution agent will determine a stockholder’s status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8EXP) unless the facts and circumstances indicate that reliance is not warranted.

Because the distribution agent cannot determine whether distributions to a particular foreign stockholder will qualify for sale or exchange treatment, the distribution agent will withhold 30% of any gross payments made to a foreign stockholder (as if such payments were a dividend) unless a reduced rate of withholding or an exemption from withholding is applicable.  Foreign stockholders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty or other exemption and the manner of claiming the benefits of such treaty or other exemption.

Information Reporting

A copy of this prospectus will be provided to CMGO stockholders and to the IRS (except with respect to stockholders that are exempt from the information reporting rules, such as corporations).

DISTRIBUTION AND DIVIDEND POLICY

AE does not anticipate paying dividends on its common stock in the foreseeable future.  AE anticipates that any credit agreement it may expect to enter will restrict AE’s ability to pay dividends or make distributions to its stockholders.  Any future determination to pay dividends will be at the discretion of the board of directors of AE and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants, applicable law and other factors as the board of directors of AE deems relevant.

BUSINESS OF AE

Corporate Overview and History

Founded in 2005, AE is a developer of patented voice infrastructure technology.  AE focuses on working to improve the mobility, usability and accessibility of all internet-based content through the development, sale, licensing and use of its proprietary voice driven technologies. AE offers its solutions in four distinct product/operating groups:

●	Audio Internet™

●	AudioEye™ Mobile

●	AudioEye™ Advertising

●	AudioEye™ Technology Licensing

AE’s patented technology is designed to expand the functionality of the voice-controlled browser. AE believes that existing voice recognition and artificial intelligence engines only provide a partial solution, allowing users to get an “answer” to a specific question. AE’s technology is designed to enable a third aspect to a user’s internet experience  – delivering audio menus that allow users to choose among multiple responses and navigate the internet via keypad or voice just as they would with familiar mouse/icon or gestural interfaces. AE’s technology platform, when connected to voice recognition and artificial intelligence engines, provides an expanded internet experience complete with voice navigation and voice driven transactions.

The product development and deployment of AE’s flagship products – Audio Internet, AudioEye Advertising and AudioEye Mobile – are focused on the automated creation of alternative versions of popular websites that can be both accessed and navigated by sound. Audio Internet is a technology that utilizes the AE patented architecture to deliver an exact mirror image of a visual website or mobile website in an audio format that can be navigated, utilized, interacted with, and transacted from without the use of a monitor, mouse or gestural forms of user input. The conversion of social media sites and other dynamic e-commerce and e-learning sites have been another focal point of AE’s development effort. AE’s sales and marketing effort is organized within clear targeted verticals including but not limited to e-commerce, social media, news and entertainment publishers, corporate sites, products sites, mobile marketing campaigns, advertising, and promotional websites.

In 2006, AE received technology development venture funding from the Maryland Technology Development Corporation (TEDCO). AE’s technology development has been incubated at the University of Arizona Science & Technology Park in Tucson, Arizona and, beginning in 2009 and continuing to the present, AE has been involved in a multi-year technology development program with the Eller College of Management’s Department of Management Information Systems at the University of Arizona. In connection with its proprietary technology, AE has been issued four U.S. patents in two distinct patent families and received notice of allowance on a fifth patent from the U.S. Patent and Trademark Office.

Patents Overview – General

The U.S. Patent Act secures for a limited time to inventors the exclusive right to their discoveries.  A patent is a document issued by the federal government that grants to its owner a legally enforceable right to exclude others from practicing the invention described and claimed in the document.  The value of a patent is closely tied to the value of the technological contribution of the material disclosed within the patent.  Over the past three decades, patents have become the major asset class for many large corporations.  These intellectual property assets are an essential part of such corporations’ competitive advantage and the foundation for new products and even new industries.

Background of Prior Art and Conventional Technology

Conventional solutions have been developed to help visually impaired users use websites, but these systems often require software and hardware to be installed on the user’s computer.  Many of these solutions simply use screen reading technology alone or in combination with print magnifying software applications.  AE’s management believes that these systems are costly, unwieldy, and inconvenient.  Furthermore, because such technology is installed on the user’s computer, visually impaired users cannot effectively use conventional computer files anywhere except at their own computers.  As a consequence, websites and other computer files are often inaccessible to visually impaired users anywhere except at home.  Unfortunately, even at home, these systems still have drawbacks.  For one, only text is played back to the user while graphics, music, images are not.  Additionally, large files or those having multiple nesting layers turn the system into a giant automated voice response system, which is difficult to understand, navigate, and can be potentially frustrating to a user.

Description of AE’s Patented Audio Internet Product Line

AE’s patented invention relates to a server-side method and apparatus that enables users to navigate audibly websites and hear high-quality streaming audio narration and descriptions of websites.  The patented invention involves creating an audible website corresponding to an original website by utilizing voice talent and automated conversion methods to read and describe web content and create audio files for each section within an original website, and then assigning a hierarchy and navigation system based on the original website design.  To implement the system, a program is installed on the home page of an original website which plays a tone upon a user’s visit indicating that the website is accessible with AE’s proprietary technology.  Upon hearing the tone, a user presses a key on the keyboard to exit the original website and enter the audible website.  Audible narration is played through the user’s computer, reading text and describing non-text information, such as images.  The narration includes menus for navigating the site which have a hierarchy substantially similar to that of the original website.  Users navigate the website menus and move from webpage to webpage by making keystroke or audible commands.

AE’s technology allows users to navigate the internet and mobile devices solely by listening to audio prompts and performing simple commands from any internet-enabled device or mobile smartphone.  AE’s technologies represent a significant breakthrough in streaming technology in that they have the ability to keep the streaming connection “alert”, awaiting a keystroke command even after extended periods of inactivity.

AE’s technology recognizes the possibility to operate the internet as a spoken medium by cataloging each section of a website into an audio “filing cabinet.”  All the menu items and corresponding content on a given website can be easily converted to a series of audio files using web-based media creation software.  Site owners have the option of personalizing content by reading and recording specific sections via the human voice or relying on state-of-the-art computer generated voices.  Once all content is converted accordingly, all the individual audio files are woven together and connected by AE’s internet intuitive keystroke navigation system, allowing users to “Surf By Sound.”

Since the solution is network-based, users can seamlessly utilize the AE software across all their potential internet points of entry - school, home, office, library or mobile device.  This is a major advantage over local devices and provides portability while removing technical boundaries.  The solution is triggered by clicking on a hyperlink on a web page, or automatically upon accessing an AE-enabled site.  The AE navigation player will launch and allow users to listen to the page or web site so that anyone, regardless of vision, age, or computer skill level, can experience the Audio Internet.

 AE’s Business Plan

AE’s focus is to create more comprehensive access to devices, internet, print, broadcast and other media. AE’s solutions and technology include comprehensive e-learning and e-commerce systems that enable interaction between brands and consumers. AE has created a variety of internet publishing products and internet cloud-based software services that enable customers to create and deliver highly scalable web-based applications leveraging AE’s intellectual property.

AE’s primary business objective is to rapidly commercialize AE’s extensive patent portfolio and other proprietary intellectual property. AE’s management, working in conjunction with AE’s patent counsel, an advisory council and third party consultants, is constructing a comprehensive licensing strategy for AE’s technology. In addition, AE is continually working to identify and track infringement of AE’s technology in the market verticals of device manufacturers, smart phones, internet software service providers, content delivery networks and others, and several corporate resources are tasked with full time focus on this area of AE’s development.

AE’s Strategy

AE is in the business of the development and commercial exploitation of its intellectual property.  Functionally, AE organizes its operations into two distinct business units:

●
The IP Group is charged with the development of additional intellectual property, development and implementation of a licensing strategy, and the prosecution and enforcement of AE’s existing patent portfolio.

●	The Services Group is charged with the commercialization of AE’s intellectual property, business development, and sales and marketing of AE’s services and product offerings.

AE’s business model is built on the commercialization of its intellectual property through multiple avenues and business channels:

●	Generate revenue through the sale of services and products to corporate publishers.

●	Generate revenue from the sale of services and products to consumer websites.

●	Generate revenue from the sale of services and products to federal, state and local governments.

●	Generate revenue from the sales of AudioEye Advertising technology.

●	Generate revenue from royalties from licensees of AE’s technology.

●	Generate revenue from settlements and judgments in connection with patent infringement enforcement of AE’s intellectual property.

AE’s strategy is to establish AE as the leading provider of audio technologies with revenues derived through technology licensing, platform software as a service (SaaS) product sales, technology support services, and a comprehensive technology enforcement strategy.  Key operational objectives currently include:

●	Implementing a technology-licensing program to commercialize AE’s intellectual property, including the AE patented technology.

●
Developing revenues from licensing royalties from organizations that utilize AE’s patented technology and systems, to include potentially taking equity in or entering into joint ventures with such organizations.

●	Leveraging AE’s existing technology to develop a suite of products and services that can be sold directly to governments and corporate enterprises.

License and Service Offerings

AE plans to offer a diversified portfolio of license and service offerings focused on securing AE’s technology within devices and over the internet – broken into four broad business categories:

●	AE Communications Technology Platform – Offered as Internet Cloud Software as a Service (SaaS)

	●	Audio Internet™

	●	AudioEye™ Mobile

	●	AudioEye™ Advertising

●	AE Technology Licensing – Offered on an Equity and/or Royalty Licensing Basis

	●	Digital Coupon

	●	Mobile Advertising Solutions

	●	Mobile Marketing Solutions

	●	Counseling/Behavioral Health Care

	●	Medical Applications

	●	Content Delivery Networks (CDN)

	●	Mobile Networks

	●	Others

●	AE Patent Enforcement and Patent Portfolio Licensing Program

	●	Establishing Enforcement and Licensing Protocols to Combat Widespread Infringement

	●	Pricing Models/Early Adopter License Strategy

	●	Mobile Device Manufacturers

	●	Mobile Marketing Providers

	●	Other Device and Hardware Manufacturers

●	AE Support and Interactive Services

	●	Support Infrastructure for SaaS Model – Operated as a Revenue Center

	●	Customized Software and Development – Operated as a Revenue Center

	●	Sales and Commercialization Support for all Divisions.

Customers

AE’s potential customer base includes a broad range of private and public sector customers including but not limited to:

●	Corporate Publishers

●	Consumer Websites

●	Federal, State and Local Governments and Agencies

●	Mobile Advertisers

Currently, 75% of AE’s revenue is generated by six major customers.

Patent Enforcement and Licensing

AE’s patent portfolio provides ownership of claims within the field of internet-based and device-embedded audio navigation technologies.  AE plans to license the exclusive ability to provide these products in the United States in a broad array of industry and product verticals.  The strategy of AE’s technology program is to identify infringing organizations that have reduced to practice and have successfully monetized the AE inventions with the objective to develop licensing programs for infringing operations with the use of litigation as a last resort means of protecting the intellectual property as required by U.S. law.  These organizations include but are not limited to the following:

●	Mobile Device Manufacturers

●	Mobile Device Software Providers

●	Mobile Device Operating System Providers

●	Mobile Marketing Operations

●	Mobile Internet Access Providers

●	Internet Device Manufacturers

●	Satellite, GPS and Automotive Device Manufacturers

●	Internet Browser Providers

●	Internet Media Service Providers

●	Internet Content Publishers

●	Internet Media Publishers

●	Internet Service Providers

●	Internet Search Providers

●	Internet E-commerce Providers

●	Internet Marketing Operations

●	Internet Accessibility Services Providers

●	U.S. Federal Government Internet Operations

●	U.S. State Governments Internet Operations

●	U.S. Departments, Bureaus, Agencies and Territories Internet Operations

●	Native American Business Operations

●	Native American Governments

●	Content Delivery Networks (CDN)

●	Foreign Governments

●	Appliance Manufacturers

●	Healthcare Products Manufacturers

●	Prescription Medication Pharmacy Operations

●	Pharmaceutical Companies

●	“How To” Operations

●	User Manual Publishers

AE technology serves a broad landscape of clientele with the claims of AE’s issued and pending technology patents and its technology applications.  AE’s strategy is to hire, partner with, and secure relationships with licensing professionals and value added reseller operations that specialize in addressing each of the above mentioned market verticals.  Through value added resellers, licensing operations and strategic partnerships, AE plans to license its technology, software, and patents in a highly scalable, profitable and sustainable infrastructure.

The licensing offering is also tailored for startup and emerging technology service companies that desire a license to AE’s technology in exchange for equity and ongoing royalty payments to AE.  AE plans to secure customized software development and service contracts that add specialized revenue streams from these partner organizations.

2012 Progression of Equity, Royalty and Service Contract Licensing Model

AE has developed, along with the Eller College of Management’s Department of Management Information Systems at the University of Arizona a technology and vertical sales strategy targeted at post-secondary educational institutions. The business opportunity is focused on marketing AE solutions and technology to approximately 10,000 higher education organizations in the United States.  AE has completed a trial implementation of the technology and is developing a joint venture with the MIS department which is expected to commence in late 2012 or early 2013 . Currently, AE is collaborating with graduate students from the college and has completed bench testing and beta technology releases within this market vertical.

AE has licensed its technology through limited field of use license exclusively in the mobile couponing space to internet start-up Couponicate, Inc.  In exchange for its license, AE retains a 19.5% ownership of Couponicate and has established a revenue stream in form of royalties to be paid by Couponicate on all future revenues generated from the use of AE’s inventions.

Business to Government Direct Sales Business Model

The patent portfolio owned by AE and its internet software platform enables mobility, usability and accessibility, and is primarily marketed through marketing partnerships, resellers and licensed operations.  This strategy enables addressing of the broad markets covered by AE’s technology and allows for a depth and market penetration that AE could never approach on its own.

AE’s management believes there exists in the U.S. government a market which AE can pursue and develop directly.  Further, AE’s management believes that this direct connection with the government market will allow AE to improve reseller and partner based channel support services in a more efficient manner.  AE believes this tactic provides AE’s management the ability to better anticipate the needs of and respond to AE’s reseller network and partners with improvements and innovations in its products and services.

AE’s management believes that the government market imposes certain barriers to entry to new potential entrants because of requirements such as U.S. General Services Administration (GSA) listing. However, AE’s management believes that the potential for recurring revenue generation, the data value appreciation that occurs over time and low turnover upon establishment of government business all contribute to ideal long term conditions that make this a good market for AE to conduct direct sales.

AE has filed with the GSA for a GSA contract number, has established proposed pricing with the GSA and has completed certification on the contracting process. AE has also met with the U.S. Department of Agriculture, Education and Commerce and has established a business pipeline for licensing.

The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities.  The federal government also requires vendors selling to the government be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception.  Canada and the European Union have similar requirements.

Elderly and print-impaired individuals need the internet’s critical access to fundamental state, local and federal government services and information such as tax forms, social programs, emergency services and legislative representatives.  In addition, the roughly 120,000 federal employees with disabilities require internet accessibility for workplace productivity.  AE’s category-creating audio browser provides an intuitive internet experience across all internet-enabled devices without imposing any additional costs on end users.  For government site administrators, AE’s media creation tools are easy to use so that sites can be made accessible and maintained as part of any web management process.

Marketing and Sales

AE plans to employ a partner-oriented marketing strategy for its technology licenses and software offerings.  AE expects the marketing strategy will primarily be focused on value added resellers, partners and licensed operations.  AE plans to directly market its Audio Internet SaaS platform to its U.S. government customers.

Competition

AE’s management believes its technology and solutions will compete primarily against various proprietary solutions of large search and browser market players.  AE groups these solutions into three main categories:

1.
Mobile and Internet Browser Solutions.  A serious competitive threat to AE comes from the internet browsers that have already begun to infringe upon AE’s technology and have started to provide voice navigation and multi-format content consumption.

2.
Mobile Device Operating Solutions.  AE’s management believes that this segment involves the highest volume and presence of technology infringement of apparatus and device claims of AE’s portfolio.  In view of this segment also offering competing audio navigation and audio control of device features and functions, AE’s management has determined that this segment has the highest priority.

3.
Tablets and E-readers. Internet e-readers and tablet computers with competing functionalities and audio navigation commands and controls pose a potential competitive threat.  Competitive analysis is ongoing; licensing strategy requires additional investment and focus in this area of ongoing competitive analysis.

Intellectual Property and Patent Rights

AE’s intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents, copyrights and technological innovation.

AE has a portfolio comprised of four patents in the United States, as well as several pending U.S. patents.  AE’s portfolio includes a number of patents that describe unique systems and methods for navigating devices and internet content, as well as publication and automated solutions that connect to any content management system, and can deliver a mobile, usable, and accessible user experience to any consumer device.  AE’s software and technology solutions also have direct sales potential that can be expanded but are currently focused on the U.S. government market.  AE has extensive indirect sales channels developed through a network of value added resellers, partners and licensed operations that make up the majority of the projected sales volume.

The following is a list of AE’s patents, both issued and pending.  The patents have been extended and cover a period from 2002 through 2026.

#	ID	Status	Title
1	US7966184 B2	Issued	System and method for audible website navigation
2	US7653544 B2	Issued	Method and apparatus for website navigation by the visually impaired
3	US8260616	Issued	System and method for Audio Content Generation
4	US8046229	Issued	Method and Apparatus for website navigation by the visually impaired
5	13/483758	Pending	System and Method for Audio Content Generation
6	13/280184	Pending	System and Method for Audio Content Management
7	13/214347	Pending	System and Method for Audio Content Navigation
8	13/545417	Pending	System and Method for Audio Content Navigation

AudioEye Patent Family #1

AudioEye Patent Family #2

AE has also filed the following trademarks with the U.S. Patent and Trademark Office:

Government Regulation

Government regulation in the United States that affects the market and commercial potential for AE’s products and services includes the Rehabilitation Act of 1973, the American with Disabilities Act of 1990 and the Twenty-First Century Communications and Video Accessibility Act of 2010.

The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities.  The federal government also requires vendors selling to the government be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception.  Canada and the European Union have similar requirements.

The Americans with Disabilities Act of 1990 includes provisions that require that all telecommunications companies in the United States take steps to ensure functionally equivalent services for consumers with disabilities. The applicability of these provisions is relevant to today’s environment where an increasing amount of voice and video communications occur over the internet.

In October 2010, Congress passed and the President signed into law the Twenty-First Century Communications Act of 2010 to update existing federal laws requiring communications and video programming accessibility and to fill in any current gaps in accessibility so as to ensure the full inclusion of people with disabilities in all aspects of daily living through accessible, affordable and usable communication and video programming technologies.

AE’s management believes that AE’s  patents are pertinent to the development of the government-accessible market as well as the solution for internet publishers and device manufactures requiring compliance with Sections 504 and 508 of the Rehabilitation Act of 1973.  AE’s product positioning is centered in audio technology that enables mobility, usability and accessibility.  In addition to the federal mandates for technology adoption, AE has focused on providing comprehensive features and capabilities that bolster its value propositions and product demand creation through distribution of AE’s proprietary enabling technologies.

Competitive Strengths

AE’s management believes the following competitive strengths will enable AE’s success in the marketplace:

●
Unique patented technology.  AE is focused on developing innovations in the field of networked and device-embedded audio technology.  AE’s first patent family entitled “Method and Apparatus for Website Navigation by the Visually Impaired” U.S. patent #7653544 filed in 2003 and issued on January 29, 2010 provides technology claims that cover audio content navigation.  AE’s second family of patents is entitled “System and Method for Audible Web Site Navigation.”  AE’s key foundational patent, U.S. patent #7966184 filed in 2007 and issued on June, 23 2011, includes additional mobile smartphone navigation and audio publishing capabilities. AE has filed continuations within both patent families keeping both open for the filing of continuations and continuations in part.  AE owns a unique patent portfolio comprised of four issued patents in the United States, and five U.S. patents pending with three additional patents being drafted for filing with the U.S. Patent and Trademark Office in 2012/2013. AE’s portfolio includes patents and pending patent applications in the United States with over 60 issued claims that canvass internet and mobile markets that support AE’s business and technology licensing process

●
Licensing business model.  AE is pursuing agreements under which AE will license its technology within key identified vertical end-markets including but not limited to the U.S. government, mobile carrier, higher education, digital couponing, content delivery networks, marketing organizations, e-learning organizations, e-commerce operations, device manufactures, internet technology, and communications.

●
Highly experienced inventors, technologists and product development team.  AE’s research and development team is comprised of experienced software, e-commerce, mobile marketing and internet broadcasting developers and technologists that have worked together as a team for over fifteen years.  During their careers, this team has developed several technologies programs for Fortune 500 organizations; federal, state and local governments in the United States; and several leading organizations in a wide range of end-markets.

Employees

As of December 1 4 , 2012, AE had six full-time employees.

Legal Proceedings

AE is not party to any legal proceedings.  However, from time to time in the future, AE may be subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, safety and health matters.  It is not presently possible to determine whether any such matters will have a material adverse effect on AE’s consolidated financial position, results of operations or liquidity.  In the future, AE may from time to time commence litigation to enforce its patents.

 Properties

AE’s principal executive offices are located at 9070 S. Rita Road, Suite 1450, Tucson, Arizona 85747, consisting of approximately 800 square feet with a satellite office in Chicago, Illinois consisting of approximately 1,700 square feet, each pursuant to lease arrangements.

 General Information

AE maintains a website at www.audioeye.com.  Following the Spin-off, AE will file reports with the SEC.  Through its website, AE intends to make available free of charge, as soon as reasonably practicable after such information has been filed or furnished to the SEC, each of its filings with the SEC, including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, investors and other members of the public will be able to read and copy any materials AE files or furnishes with the SEC at the SEC’s Public Reference at 100 F Street, NE, Washington, DC 20549.  Information concerning the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  This information, and any other reports, proxy and information statements or other information filed or furnished with the SEC by issuers, can also be obtained free of charge on the internet site maintained by the SEC, www.sec.gov.

Reporting Policies

Following the Spin-off, AE will become subject to the information reporting requirements of the Exchange Act, pursuant to which AE will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.  Such filings will be publicly available to AE’s stockholders.

AE PRO FORMA CAPITALIZATION

The following table sets forth the unaudited pro forma capitalization of AE at September 30, 2012 which gives effect to the Separation as if the Separation occurred on September 30, 2012:

Pro Forma Capitalization	Pro Forma September 30, 2012

Long term debt	$2,455,995	(1) (2)

Preferred Stock, $0.00001 par value, 10,000,000 shares authorized, none issued and outstanding	$—
Common stock, $0.00001 par value, 100,000,000 shares authorized, 30,005,185 issued and outstanding as of September 30, 2012	300
Additional paid in capital	394,700
Accumulated deficit	(31,669)
Total Stockholders’ Equity	$363,331
Total Liabilities and Stockholders’ Equity	$2,819,326

(1)
Includes Note Payable to Nathaniel T. Bradley of $ 1.296,544 , payable and/or convertible into AE common stock by August 31, 2013 . On December 5, 2012, Mr. Bradley delivered to AE notice of his intention to convert this entire debt into AE common stock at a price of $.25 per share.   As a result, a total of 5,186,860 shares of AE’s common stock will be issued to Mr. Bradley/s designees.

(2)
Includes debentures of $ 1,012,700 (convertible into common stock of AE within 2 years of issuance) issued by AEAC plus accrued interest of $42,952 , and a note payable of $425,000 issued by AE to secure the release of the CMGO Senior Debt.  Upon the AEAC Distribution, the debentures will be exchanged for the AE Debentures.

AUDIOEYE UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The following financial information reflects the unaudited condensed consolidated pro forma balance sheet of AE as of September 30, 2012, as if the Separation had occurred on September 30, 2012, the unaudited condensed consolidated pro forma income statement of AE for the nine months ended September 30, 2012, as if the Separation had occurred on January 1, 2012, and the unaudited condensed consolidated pro forma income statement of AE for the year ended December 31, 2011, as if the Separation had occurred on January 1, 2011.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC.  The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare these pro forma financial statements and actual amounts and cost savings from operating efficiencies.  In addition, no adjustments have been made to the unaudited pro forma consolidated income statements for non-recurring items related to the transactions.  As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information.  The pro forma financial statements are based upon the historical financial statements of AE and do not purport to project future financial condition and results of operations after giving effect to the transactions. The assets, intangibles and liabilities in the unaudited condensed consolidated pro forma balance sheet have been adjusted to fair market value. The fair value of AE’s current assets, property and equipment and liabilities are expected to approximate book value on the date of the acquisition given their estimated remaining life at acquisition and their intended use.   AE has prepared a cash flow projection for the patents based upon certain identifiable revenue, and determined a fair market value of the patents based upon the discounted present value of the revenues, and the expected useful life of the patents of 15 years.

The accompanying pro forma consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for AudioEye.”

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
FOR AUDIOEYE, INC.
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

AUDIOEYE, INC.
CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS
As of September 30, 2012**

	Historical						Consolidated
	September 30,		AEAC		Pro Forma		September 30,
	2012		Consolidation		Adjustments		2012
	(unaudited)
ASSETS
Current Assets	$132,353		$37,582		$—		$169,935
Intercompany advances	—		925,000	[5] [7]	(925,000	) [3]	—
Related party receivable	15,500		—		—		15,500
Property and equipment, net	7,294						7,294
Intangible asset, net	—		3,522,216	[9]	29,598 [10	]	3,551,814
Goodwill	—		700,528	[9]			700,528
TOTAL ASSETS	$155,147		$5,185,326		$(895,402)		$4,445,071

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities	$2,528,106	[6] [8]	$26,983		$(925,000)[3]		$1.,625,745
					(4,344)[11]
Long-term liabilities	1,400,343		1,055,652	[4]	—		2,455,995
Total Liabilities	3,928,449		1,082,635		(929,344)		4,081,740

Stockholders’ Deficit
Preferred Stock	—	[1]			—		—
Common stock	300	[2]	15	[7]	(15	) [12]	300
Additional paid in capital	(1,018)		4,252,327 [7	][9]	(3,856,6 09)[12]		394,700
Retained earnings	(3,772,584)		(149,651)		29,598	[10]	(31,669)
					4,344	[11]
					3,856,624	[12]
Total Stockholders’ Deficit	(3,773,302)		4,102,691		33,942		363,331
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$155,147		$5,185,326		$(895,402)		$4,445,071

[1]	10,000,000 shares authorized , none issued
[2]	100,000,000 shares authorized, 30,005,185 shares issued and outstanding
[3]	Intercompany eliminations
[4]	Includes issuance by AEAC of $1,012,700 Convertible Debentures and accrued interest of $42,952
[5]	Includes partial payment of $700,000 to CMGO upon Separation for Senior Notes
[6]	Includes issuance by AE of $425,000 Note Payable to Senior Noteholders upon Separation
[7]	Includes issuance of 1,500,000 shares of AE AC common stock to lien holders of the CMGO senior notes at $0.25 per share = $375,000 (Note 1)
[8]	Includes expenses to be incurred by AE of $155,007 in connection with the issuance and distribution of securities registered
[9]	Adjust patent valuation and record goodwill (Note 1)
[10]	Reversal of 1.5 mos amortization of patent - transaction assumed 09/30/12
[11]	Reversal of accrued interest on CMGO Note - transaction assumed 09/30/12
[12]	Elimination of subsidiary equity due to business combination . Share Exchange between AE and AEAC incomplete as of 09/30/12

AUDIOEYE, INC.
CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
As of and for the Nine Months Ended September 30, 2012**

	AudioEye
	Historical			Pro Forma
	September 30,	AEAC	Pro Forma	September 30,
	2012	Consolidation	Adjustments	2012

Revenue	$276,587	$—	$—	$276,587
Revenue from related party	2,250			2,250
Cost of revenues	(226,849)			(226,849)

Gross Profit	51,988	—	—	51,988

General and administrative expenses	657,534	44,534	(155,007)[3]	547, 061

Operating income (loss)	(605, 546)	(44,534)	155,007	(495, 073)

Amortization expense	—	(29,598)	(147,993)[4]	(177,591)
Unrealized Gain (loss)	36,000			36,000
Interest Expense-Loans/Debentures	(5,048)[1]	(42,952)[2]	(26,675)[1]	(105,636)
			(30,961)[2]

Net (loss)	$(574, 594)	$(117,084)	$(50,622)	$(742, 300)

Net (loss) per common share - basic and diluted	$(0.02)			$(0.02)

Weighted average common shares outstanding -basic and diluted	30,005,185			30,005,185

[1]	Interest on Note Payable $425,000 x 8% x 333 days (360 day/yr) = $31,019 - $4,344 previously recorded = $26,675
[2]	Interest on Debentures = $1,012,700 x 8% x 333 days (365 day/yr) = $73,913 - $42,952 previously recorded = $30,961
[3]
$155,007 of expenses to be incurred by AE in connection with the issuance and distribution of securities registered are not included because they are non-recurring and are not expected to have a continuing impact on the registrant

[4]	Amortization of Patent -$3,551,814 / 180 mos (patent expires 2027) x 9 mos $177,591 - $29,598 previously recorded = $147,993

**	As if the transaction took place at January 1, 2012

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
FOR AUDIOEYE, INC.
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2011

AUDIOEYE, INC.
CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
As of and for the Year Ended December 31, 2011**

	AudioEye
	Historical			Pro F orma
	December 31,	AEAC	Pro Forma	December 31,
	2011	Consolidation	Adjustments	2011

Revenue	$125,521	$—	$—	$125,521
Revenue from related party	12,500			12,500
Cost of revenues	(641,124)			(641,124)

Gross Profit	(503,103)	—	—	(503,103)

General and administrative expenses	810,341	—	— [3]	810,341
Patent impairment expense	147,908		(147,908)[5]	—

Operating income (loss)	(1,461,352)	—	147,908	(1,313,444)

Amortization expense	—		(236,788)[4]	(236,788)
Other income (expense)	(283,050)	—	(34,000)[1]	(398,066)
			(81,016)[2]

Net (loss)	$(1,744,402)	$—	$(203,896)	$(1,948,298)

Net (loss) per common share - basic and diluted	$(0.69)			$(0.06)

Weighted average common shares outstanding - basic and diluted	2,546,483			30,005,185

[1]	Interest on Note Payable = $425,000 x 8% = $34,000
[2]	Interest on Debentures = $1,012,700 x 8% = $81,016
[3]
$155,007 of expenses to be incurred by AE in connection with the issuance and distribution of securities registered are not included because they are non-recurring and are not expected to have a continuing impact on the registrant

[4]	Amortization of Patent - $3,551,814 / 180 mos (patent expires 2027) x 12 mos = $236,788
[5]	Reversal of Patent Impairment due to valuation of patent

**	As if the transaction took place at January 1, 2011

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
FOR AUDIOEYE, INC.
NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

AUDIOEYE, INC
NOTES TO THE PRO FORMA FINANCIAL INFORMATION

NOTE 1 : ACQUISITION OF AUDIOEYE, INC. BY AEAC

The following table sets forth the purchase price allocation for the acquisition of AE by AEAC in the unaudited condensed consolidated balance sheets as of September 30, 2012:

Purchase Price Allocation
Purchase Price:	Senior Notes	$1,075,000
	Extension Fee	50,000
	Value of 1.5M shares issued @ $. 25 **	3 75,000	$1,500,000

Less: Net Assets (deficit)			2,752,342	*
Less: Identifiable Intangibles - Patents			(3,551,814)
	Goodwill		$700,528

Net Assets (deficit)
	Book Value
	at 08/17/12*
Current Assets	$109,521
Property, Plant & Equipment, net	7,688
Patents	—
Current Liabilities	(1,517,724)
L/T Liabilities	(1,351,827)
Contingent Liabilities (Note 2)	—
Net Assets (deficit)	$(2,752,342	) *

* Date of Separation

In accordance with ASC 805, the Company has accounted for the acquisition using the Acquisition Method for the purpose of allocating the purchase price and determining goodwill. The fair value of AE’s current tangible assets, property and equipment and liabilities approximated book value on the date of the acquisition. Therefore no adjustment has been made to the book value of AE’s existing tangible assets and liabilities.  AE has determined that the value of goodwill is $700,528, based upon AE’s purchase price, less AE’s Net Assets at the time of purchase, less any identifiable intangible assets (see below), and is comprised of the expected synergies and intangible assets that do not qualify for separate recognition. While AE uses its best estimates and assumptions as part of the purchase price allocation process to value Net Assets as of the Separation date, the purchase price allocation could change during the measurement period (not to exceed one year) if new information is obtained about facts and circumstances that existed as of the Separation date that, if known, would have resulted in the recognition of additional, or change in existing, assets and liabilities as of that date.

As part of the purchase price, AEAC issued 1,500,000 shares of its common stock to the CMGO lien holder of the Senior Notes The fair value of these shares was determined by debt transactions with third parties, where the agreed upon price was $0.25 **.

AE has identified its patents as qualifying for separate recognition, in accordance with ASC 820. In determining the fair market value associated with the patents, AE used the Income Method.  Inasmuch as AE has previously determined that there existed an impairment of the patent based upon an analysis utilizing AE’s historical cash flows, it was necessary for AE to consider any identifiable future cash flows that were reliably estimable at the date of Separation. AE has determined that the only identifiable revenue stream for future cash flows directly related to the patents at the date of the Separation are those related to the licensing of its technology to the US Government, more fully described below.  All other potential revenue is highly speculative, and/or not directly related to the patents at the date of the Separation. Based on the analysis performed, AE determined the fair value of the patents on the date of separation to be $3,551,814.

Government Contracts :

AE’s patents involve technology related to the conversion of website text into audio format.  The federal legislation currently in place, commonly referred to as Section 508, requires that all electronic and information technology that is developed or purchased by the US Government be accessible to persons with disabilities.  Currently, only a relatively small percentage of governmental agencies are in compliance with this regulation. AE believes that it will be the primary provider of the technology licensed by governmental agencies as they comply with the Section 508 requirements.  AE estimates the licensing revenue from the specific technology represents approximately 2% of the existing market, with a steady growth to 30% of the total government licensing in year 5 as more and more governmental agencies begin to comply with the regulations.  Due to circumstances beyond AE’s control (i.e. infringement), there can be no assurance that AE will be the exclusive provider to the government, even though the technology is protected by patent.  As a result, it is projected that approximately 50% of the total government licensing revenue will be available to AE.

NOTE 2: CONTINGENT LIABILITIES

As a part of the acquisition, AE has entered into a Royalty Agreement with CMGO to pay 10% of cash received from income earned, settlements or judgments directly resulting from AE ’s patent enforcement and licensing strategy, whether received by AE or any of its affiliates . AE has determined that, in accordance with ASC 805, any identifiable contingent liability related to this Royalty Agreement should be recorded.  However, AE is unable to estimate any future income earned, settlements or judgments directly resulting from AE’s patent enforcement and licensing strategy with any certainty or basis. In addition, the projected revenue from the government licensing (see “ Government Contracts ” above), estimated at a present value of $3,551,814, is not subject to the 10% royalty. AE has therefore recorded no contingent liability related to the Royalty Agreement.

AE has also entered into a Services Agreement with CMGO, and has received certain estimates from CMGO regarding CMGO’s anticipated future service, the related revenue earned from such services, and the related commissions payable to CMGO in the event AE accepts such services. However, after careful consideration, and further review of ASC 805-10-25-20-22 , AE has determined that the Services Agreement should be deemed a separate transaction and, as such, requires neither inclusion in the financial statements nor any consideration for a contingent liability. Furthermore, since any future commission payable is contingent upon 1) CMGO providing certain services through the Services Agreement; and 2) the acceptance by AE of the services provided by CMGO through the Services Agreement, AE believes it is not probable that there will be future payments to CMGO.  AE has therefore determined that no contingent liability should be recorded.

*          *          *

CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements reflect the unaudited consolidated balance sheet of AE as of September 30, 2012, after the Separation took place on August 17, 2012, and the audited consolidated balance sheets of AE as of December 31, 2011 and 2010, before the Separation occurred on August 1 7 , 2012, and also reflect the unaudited consolidated income statements for the nine months ended September 30, 2012 and 2011, and the audited consolidated income statements of AE for the years ended December 31, 2011 and 2010.

 The accompanying consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for AudioEye.”

FINANCIAL STATEMENTS
FOR AUDIOEYE, INC.
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012
AND THE YEARS ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
AudioEye, Inc.
Dover, Delaware

We have audited the accompanying consolidated balance sheets of AudioEye, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AudioEye, Inc. and its subsidiary as of December 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that AudioEye, Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, AudioEye, Inc. suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 1, 2012

AUDIOEYE, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	December 31,
	2012	2011	2010
	(unaudited)
ASSETS
Current Assets
Cash	$45,307	27,426	$3,611
Accounts receivable, net	29,873	11,637	22,343
Related party receivables	15,500	13,125	—
Prepaid expenses	3,173
Marketable securities	54,000	18,000	14,000
Total Current Assets	147,853	70,188	39,954

Property and equipment, net	7,294	7,998	13,551

Intangible assets, net	—	—	52,839
TOTAL ASSETS	$155,147	78,186	$106,344

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$552,872	368,790	$502,685
Loan from affiliate	925,000	—	—
Unearned income	2,002	13,195	—
Notes and loans payable-current	449,000	24,000	74,900
Related party payable	599,231	398,270	—
Total Current Liabilities	2,528,105	804,255	577,585

Long term liabilities
Notes and loans payable-long term	103,800	121,800	—
Related party loans	1,296,544	1,245,840	—
Total Long term Liabilities	1,400,344	1,367,640	—
Total Liabilities	3,928,449	2,171,895	577,585

STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.00001 par value, 10,000,000, 500,000 and 500,000 shares authorized, none issued and outstanding as of September 30, 2012, December 31, 2011 and December 31, 2010, respectively	—	—	—
Common stock, $0.00001 par value, 100,000,000, 4,000,000 and 4,000,000 shares authorized, 30,005,185 , 30,005,185 and 30,005,185 issued and outstanding as of September 30, 2012, December 31, 2011 and December 31, 2010, respectively	300	300	300
Additional paid in capital	(1,018)	1,118, 683	99 6,749
Accumulated deficit	(3,772,584)	(3,197,991)	(1,453,589)
Total AudioEye, Inc. Stockholders’ Deficit	(3,773,302)	(2,079,008)	(456,540)
Non-controlling interest	—	(14,701)	(14,701)
Total Stockholders’ Deficit	(3,773,302)	(2,093,709)	(471,241)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$155,148	$78,186	$106,344

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	For the 9 months ended		For the 12 months ended
	09 /30/2012	09 /30/2011	12/31/2011	12/31/2010

Revenue	$276,587	$107,634	$125,521	$328,397
Revenue from related party	2,250	11,750	12,500	19,850
Cost of revenues	226,849	509,105	641,124	429,705

Gross Profit	51,988	(389,721)	(503,103)	(81,458)

General and administrative expenses	657,534	588,231	810,341	644,908
Patent impairment expense	—		147,908	—

Operating income (loss)	(605,546)	(977,952)	(1,461,352)	(726,366)

Other Expenses
Unrealized gain (loss) on marketable securities	36,000	6,000	(3,000)	(78,000)
Loss attributable to non-controlling interest	—	—	—	14,701
Interest expense	(5,048)	(280,050)	(280,050)	(42,641)
Total Other Expenses	30,952	(274,050)	(283,050)	(105,940)

Net (loss)	$(574,594)	$(1,252,002)	$(1,744,402)	$(832,306)

Net (loss) per common share - basic and diluted	$(0.02)	$(0.49)	$(0.69)	$(0.33)

Weighted average common shares outstanding - basic and diluted	30 , 005,185	2,546,483	2,546,483	2,510,568

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the 9 months ended		For the 12 months ended
	09/30/2012	09/30/2011	12/31/2011	12/31/2010

Cash Flows from Operating Activities:
Net (loss)	$(574,594)	$(1,252,002)	$(1,744,402)	$(832,306)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,472	4,793	12,672	7,933
Unrealized (gain) loss on investments	(36,000)	(6,000)	15,875	78,000
Bad debt expense	(3,750)	15,000	15,000	87,000
Patent Impairment expense	—	—	147,908	—
Interest expense related to debt modification	—	121,934	121,934	—
Loss attributable to non-controlling interest	—	—	—	(14,701)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(14,486)	(46,338)	(24,169)	(99,464)
( I ncrease) in prepaid expenses	(3,173)	—	—	—
(Increase) in related party receivable	(2,375)	(11,750)	(13,125)	—
Increase in accounts payable and accrued expenses	184,083	13,291	89,082	443,827
Increase (decrease) in unearned income	(11,193)	—	13,195	—
Increase in related party payables	201,665	121,153	250,192	—
Net cash provided by (used in) operating activities	(257,351)	(1,039,919)	(1,115,838)	(329,711)

Cash Flows from Investing Activities:
Cash (paid for) computer equipment	(1,768)	—	—	(11,287)
Cash provided by (paid for) patent costs	—	(93,886)	(102,187)	(31,447)
Net cash used in financing activities	(1,768)	(93,886)	(102,187)	(42,734)

Cash Flow from financing activities:
Proceeds from related party loans	50,000	1,242,340	1,245,840	—
Repayment of note payable	(18,000)	—	(4,000)	—
Repayment of related party loans	—	—	—	(100,000)
Loan from affiliate	(225,000)	—	—	—
Stockholder contributions	20,000	—	—	—
Cash contribution from parent	—	—	—	470,000
Net cash provided by financing activities	277,000	1,242,340	1,241,840	370,000

Increase (decrease) in cash	17,881	108,535	23,815	(2,445)

Cash - beginning of period	27,426	3,611	3,611	6,056

Cash - end of period	$45,307	$112,146	$27,426	$3,611

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of debt for common stock	$—	$—	$—	$112,500
Marketable securities received for accounts receivable	$—	$7,000	$7,000	$33,000
Note payable related to acquisition	$425,000	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$—	$—	$—	$23,916
Income taxes paid	$—	$—	$—	$—

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
PERIOD FROM DECEMBER 31, 2009 TO SEPTEMBER 30, 2012

	COMMON STOCK		PAID IN	NON-CONTROLLING	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	INTEREST	(DEFICIT)	TOTAL

Balance, December 31, 2009	2,241,626	22	414,527	-	(621,283)	(206,734)

Conversion of debt for common stock	304,857	3	112,497	-	-	112,500

Issuance of common stock re: forward split	27,458,702	275	(275)	-		-

Capital contribution from parent	-	-	470,000	-	-	470,000

Loss attributable to non-controlling interest	-	-	-	(14,701)	-	(14,701)

Net loss	-	-	-	-	(832,306)	(832,306)

Balance, December 31, 2010	30,005,185	300	996,749	(14,701)	(1,453,589)	(471,241)

Gain on troubled debt restructuring with related party	-	-	121,934		-	121,934

Net loss	-	-	-	-	(1,744,402)	(1,744,402)

Balance, December 31, 2011	30,005,185	300	1,118,683	(14,701)	(3,197,991)	(2,093,709)

Advances made by affiliate related to acquisition	-	-	(1,125,000)	-		(1,125,000)

Consolidation of equity due to acquisition	-	-	(14,701)	14,701		-

Rounding	-	-	-	-	-	1

Net loss	-	-	-	-	(574,594)	(574,594)

Balance, September 30, 2012	30,005,185	300	(1,018)	-	(3772,584)	(3,773,302)

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2010 and DECEMBER 31, 2011 (audited)
AND SEPTEMBER 30, 2012 (unaudited)

NOTE 1: OVERVIEW

AudioEye, Inc. (the “Company”) was incorporated on May 20, 2005 in the state of Delaware. On March 31, 2010, the Company was acquired by CMG Holdings Group, Inc., a Nevada corporation (“CMG”).  Effective August 15, 2012, CMG transferred to AudioEye Acquisition Corporation , a Nevada corporation, (“AEAC”),  shares of the Company representing 80% of the Company’s then-outstanding common stock.

The Company has developed patented, Internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any Internet connected device. The Company’s focus is to create more comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or disabilities.

The Company is focused on developing innovations in the field of networked and device embedded audio technology.  AE owns a unique patent portfolio comprised of four issued patents in the United States as of August 28, 2012, as well as four U.S. patents pending with additional patents being drafted for filing with the U.S. Patent and Trademark Office and internationally.

On March 31, 2010 the Company and its then-stockholders entered into a share exchange agreement with CMG (formerly known as CMG Holdings, Inc.) whereby CMG purchased 100% of the Company’s common stock, and whereby the Company became a wholly-owned subsidiary of CMG. On June 22, 2011, CMG entered into a Master Agreement (“Agreement”) with AEAC, pursuant to which: (i) the stockholders of AEAC would acquire from CMG 80% of the capital stock of the Company (the “Separation”) and (ii) CMG would distribute to its stockholders, in the form of a dividend, 5% of the capital stock of the Company (the “Spin-off”).

On April 5, 2012, CMG and AEAC amended the Agreement in order to separate the Spin-off and Separation. On August 17, 2012, CMG and AEAC completed the Separation. Pursuant to the amended Agreement:

1.	CMG will retain 15% of the Company subject to transfer restrictions following the Spin-off.
2.	Pursuant to the Spin-off, CMG will distribute to its stockholders, in the form of a dividend, 5% of the capital stock of the Company.
3.
The Company entered into a Royalty Agreement with CMG to pay to CMG 10% of cash received from income earned, settlements or judgments directly resulting from the Company’s patent enforcement and licensing strategy whether received by the Company or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy pertaining to the patents as fully described in the agreement.

4.
The Company entered into a Services Agreement with CMG whereby CMG will receive a commission of not less than 7.5% of all revenues received by the Company after the closing date from all business, clients, or other sources of revenue procured by CMG or its employees, officers or subsidiaries, and directed to the Company, and 10% of net revenues obtained from a third party described in the agreement.

5.	The Company was obligated to obtain the release of the obligations of CMG under CMG’s 13% Senior Secured Convertible Extendible Notes with an aggregate principal balance of $1,075,000.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation and Non-Controlling Interest
The consolidated financial statements include the accounts of the Company and its 50% owned subsidiary, Empire Technologies, LLC (“Empire”).  All significant inter-company accounts and transactions have been eliminated. In October 2010, the Company formed Empire as part of a joint venture with LVS Health Innovations, Inc. whereby the Company owned 50% of Empire.  Empire is considered a variable interest entity as defined by ASC 805-10 “Business Combinations”.  The Company is the primary beneficiary of Empire as defined by ASC 805-10 and therefore consolidates the accounts of Empire.

The Company has recorded $0, $0 and $14,701 of loss during the nine months ended September 30, 2012, and the years ended December 31, 2011 and, 2010, respectively, attributable to the non-controlling interest in Empire.  During the nine months ended September 30, 2012 and the year ended December 31, 2011, Empire had no activity.  Empire had no assets or liabilities as of September 30, 2012, December 31, 2011 and December 31, 2010.

Use of Estimates
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of services. Our policy is to recognize revenue when services are preformed and/or the project is completed.

Under the terms of the Company’s standard agreement for website design and development, revenue is recognized upon completion of the project. Revenue received prior to project completion is recognized as deferred revenue.

Under the terms of the Company’s standard agreement for website hosting, revenue is recognized as services are provided.  Invoices are generated, and revenue is recognized on a monthly basis.

Unearned Revenue
Revenue is recognized when services are performed and/or the project is completed.  Certain contracts contain payment terms of 2-3 installments which become due upon the completion of various stages of the project or service.

The Company evaluates contracts upon receipt of installment payments to determine if the project and/or service has been completed.  In the event an installment payment is received prior to the full completion of the contracted project or service, it is held as Unearned Revenue until the completion of the project and/or service.

Certain website hosting contracts are prepared and invoiced on an annual basis.  Any funds received for hosting services not provided yet are held in Unearned Revenue, and are recorded as revenue is earned.

Fiscal Year End
The Company has a fiscal year ending on December 31.

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities
Marketable securities consist of common stock holdings of publicly traded companies.  These securities are marked to market at the end of each reporting period based on the closing price of the security at each balance sheet date.  Changes in fair value are recorded as unrealized gains or losses in the consolidated statement of operations.

Allowance for Doubtful Accounts
The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. The Company does not generally require collateral for its accounts receivable. There was an allowance for doubtful accounts of $ 98,250 , $ 102,000 and $87,000 as of September 30, 2012, December 31, 2011 and 2010, respectively.

Property, Plant and Equipment
Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repairs and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of the Company’s property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 to 7 years.

Impairment of Long-Lived Assets
The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Due to the Company’s recurring losses, its patents were evaluated for impairment and it was determined that future cash flows were insufficient for recoverability of the asset. The Company recognized impairment losses of $0, $147,908, and $0 during the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, respectively.

Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

The Company has net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that the Company will not realize a future tax benefit, a valuation allowance is established.

Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period.  Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, the Company had no common stock equivalents and therefore diluted earnings (loss) per share and basic earnings (loss) per share are the same.

Financial instruments
The carrying amount of our financial instruments, consisting of cash equivalents, short-term investments, account and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of our long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest.

Fair Value Measurements
Fair value is an estimate of the exit price, representing the amount that would be received to, sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:
Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3:	Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

The following are the Company’s marketable securities as of September 30, 2012, December 31, 2011 and 2010:

	Fair Value	Fair Value Hierarchy
Marketable securities, September 30, 2012	$ 54 ,000	Level 1
Marketable securities, December 31, 2011	$18,000	Level 1
Marketable securities, December 31, 2010	$14,000	Level 1

New Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3: GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses of $ 574,594 , $1,744,402 and $832,306 for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively. In addition, the Company had an accumulated deficit of $ 3,772,584 , $3,197,991 and $1,453,589 and a working capital deficit of $ 2,380,252 , $734,067 and $537,631 as of September 30, 2012, December 31, 2011 and December 31, 2010, respectively. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. In response to these conditions, the Company may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4: MARKETABLE SECURITIES

As of the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, the Company held 150,000, 150,000 and 100,000 shares of the common stock of Ecologic Transportation, Inc. with a fair value of $ 54,000 , $18,000 and $14,000, respectively. An unrealized gain of $ 36,000 was recorded for the nine months ended September 30, 2012. An unrealized loss of $3,000 and $78,000 were recorded for the years ended December 31, 2011 and 2010 respectively.

NOTE 5: PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment consists of the following:

	September 30	December 31	December 31
	2012	2011	2010

Computer & Peripherals	$24,318	$22,550	$22,550
Accumulated Deprecation	(17,024)	(14,552)	(8.999)
Property Plant & Equipment, Net	$7,294	$7,998	$13,551

Depreciation expense totaled $ 2,472 , $5,553 and $5,269 for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

NOTE 6: INTANGIBLE ASSETS

Prior to December 31, 2011, patents, technology and other intangibles with contractual terms were generally amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Prior to any impairment adjustment, intangible assets consisted of the following:

	September 30,	December 31,	December 31,
	2012	2011	2010

Patents	$—	$157,865	$55,678
Domains	—	440	—
Accumulated Amortization	—	(10,397)	(2,839)
Intangible Assets, Net	$—	$147,908	$52,839

Amortization expense totaled $ 0 , $7,558 and $2,664 for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

Due to the Company’s recurring losses, its patents were evaluated for impairment and it was determined that at Decembet 31, 2011, future cash flows were insufficient for recoverability of the asset. The Company recognized impairment losses of $0, $147,908 and $0 during the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

NOTE 7: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company repaid the CEO $100,000 of advances made to the Company in prior years. The advances did not bear interest, were unsecured and due on demand.

During the year ended December 31, 2011, the Company entered into several promissory notes with one of its officers. The promissory notes total $1,084,224, bore interest at 15% and were due before the end of August 2011.

On August 30, 2011, the Company and the officer entered into a modified promissory note agreement in which the nine promissory notes (the “Notes”) totaling $1,084,224 were modified into one promissory note of $1,084,224 (the “Modified Note”). Any interest accrued on the Notes prior to the modification were adjusted and recalculated at a rate of 7% per annum. Any penalties assessed on the Notes prior to August 30, 2011 were waived. Interest was accrued at a rate of 7% per annum commencing August 31, 2011. The term of the Modified Note extends to August 31, 2013. The Modified Note is convertible into common stock of the Company at a conversion price of $0.25 per share by August 31, 2013.  As of September 30, 2012, none of the Modified Note has been converted.

The Company analyzed the convertible notes for derivative accounting consideration under FASB ASC 815-15 and FASB ASC 815-40. The Company determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders equity under ASC 815-15 and ASC 815-40 “Derivatives and Hedging”.  In addition, the Company determined that the convertible notes did not contain a beneficial conversion feature under FASB ASC 470-20 “Debt with Conversion and Other Options”.

The Company also analyzed the modification of the term under ASC 470-60 “Trouble Debt Restructurings”. The Company is experiencing financial difficulty and the creditor has a granted a concession under the Modified Note terms. The Company concluded the modification should be accounted under ASC 470-60 “Trouble Debt Restructurings”. The total future cash payments specified by the new terms is $1,242,340 which was less than the carrying amount of the promissory note of $1,364,274 (including accrued interest and penalties) prior to the modification.  Accordingly, the Company has reduced the carrying amount to an amount equal to the future cash payments and of the difference of $121,934 is recognized in additional paid in capital during the year ended December 31, 2011.

Subsequent to the restructuring of debt, an additional $3,500 was loaned to the Company on December 16, 2011, which amount is interest free and payable upon demand. No payments of principal or interest were made during 2011 or the nine months ended September 30, 2012.

On August 31, 2012, the officer loaned the Company $50,000.  As a result, the Company issued the officer a Convertible Promissory Note, which is payable within two years, accrues interest at 8% per annum, and is convertible into common stock of the Company at a price of $0.25 per share.  As of September 30, 2012, interest has been accrued in the amount of $704.  No payments of principal or interest have been made.

Accrued interest in the amount of $ 704 , $158,116, and $0 has been expensed for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively, and has been included with principal for a total amount of $ 1,296,544 , $1,245,840 and $0 as Related Party Loans Payable as of September 30, 2012, December 31, 2011 and 2010, respectively.

During the  months ended  2012, the Company received loans totaling $ 225,000 from one affiliate.  The loans bear no interest, and are payable upon demand.

As of September 30, 2012, December 31, 2011 and December 31, 2010, Related Party Loans totaled $ 1,296,544 , $1,245,840 and $0, respectively.

As of September 30, 2012, December 31, 2011 and December 31, 2010, there were Related Party Payables of $ 599,231 , $398,270 and $0, respectively, for services performed by related parties.

As of September 30, 2012, December 31, 2011 and December 31, 2010, there were outstanding receivables of $ 15,500 , $13,125 and $0, respectively, for services performed for related parties.

For the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, there were revenues earned of $ 2,250 , $12,500 and $19,850, respectively, for services performed for related parties.

NOTE 8: NOTES PAYABLE

The Company had an outstanding loan to a former officer for $110,000 bearing interest at 6%, unsecured and in default.  During the year ended December 31, 2010, the Company settled this loan and accrued interest of $2,500 by issuing 304,857 shares of common stock.

As of September 30, 2012, December 31, 2011 and 2010, the Company had an outstanding loan to a third party in the amount of $74,900 which was originally issued during 2006 as part of an Investment Agreement.  The loan was unsecured and bore interest at 25% per year for four years.  The Company had accrued interest of $74,900, which was included in accounts payable and accrued expenses on the balance sheet.  The note was in default until October 24, 2011, at which time the Company entered into a MTTF Termination and Release Agreement (“Release”) with the third party.  The terms of the Release, among other things, terminated the Investment Agreement between the parties, and required the Company to issue a Promissory Note to the third-party in the combined amount of principal and accrued interest to date, for a total principal amount of $149,800.  The note is interest free, and is payable in monthly installments of $2,000 beginning November 1, 2011.  As of September 30, 2012, December 31, 2011 and 2010, the principal amount owing was $ 127,800 $145,800, and $74,900 respectively, of which $24,000, $24,000 and $74,900, has been recorded as the current portion of the note, and $ 103,800 , $121,800 and $0 as the long term portion of the note, respectively.

On August 15, 2012, the Company issued a Secured Promissory Note to CMGO Investors LLC, the agent for the former holders of CMGO’s senior debt, . in the amount of $425,000, related to the separation of the Company from its parent, which took place on August 17, 2012.  The note is payable in full by November 30, 2012, and bears interest at 8% per annum (360-day year).  The noteholder has the option to convert the principal and interest into 10% of the Company’s total issued and outstanding restricted common shares as of the date of the notice to convert, but in no event more than 6,000,000 shares. As of September 30, 2012, interest in the amount of $4,344 has been accrued.

NOTE 9: COMMITMENTS AND CONTINGENCIES

On April 1, 2010, Nathaniel T. Bradley signed an employment agreement with the Company to serve as Chief Executive Officer and President of the Company. The employment agreement calls for Mr. Bradley to be paid $150,000 per year for a period of 4 years. The employment agreement provides for annual bonus compensation, standard health benefits, incentive programs, incentive compensation, and restricted stock compensation.  As of September 30, 2012 and December 31, 2011 and 2010, the Company has accrued $ 316,154 , $206,539 and $66,923, respectively, in unpaid executive salaries owed to Nathaniel T. Bradley which is included in related party payable in the consolidated balance sheet.

 On April 1, 2010, Sean Bradley signed an employment agreement with the Company to serve as Vice President of Product Development of the Company. The employment agreement calls for Mr. Bradley to be paid $125,000 per year for a period of 4 years. The employment agreement provides for annual bonus compensation, standard health benefits, incentive programs, incentive compensation, and restricted stock compensation.  As of September 30, 2012 and December 31, 2011 and 2010, the Company has accrued $ 283,077 and $191,731 and $81,154 in unpaid executive salaries owed to Sean Bradley which is included in related party payable in the consolidated balance sheet.

NOTE 10: STOCKHOLDERS’ EQUITY

The total number of authorized shares of common stock that may be issued by the Company was 4,000,000 with a par value of $0.00001 per share. On August 16, 2012, the Company increased the total number of authorized shares of common stock held for issuance to 100,000,000 shares, with a par value of $0.00001.

In February 2010, the Company issued 304,857 shares of common stock in exchange for settlement of a debt in the amount of $112,500 (see Note 8).

On March 31, 2010, the Company was acquired by CMG, and all outstanding shares of the Company’s common stock were sold by the Company’s stockholders directly to CMG. In April 2010, the Company received a capital contribution from CMG of $470,000.

In August, 2012, in connection with the separation of the Company from CMG, the Company effectuated a forward split of its outstanding shares of common stock.  As a result, each shareholder of record received 11.78299032 shares of the Company’s common stock for each share held, resulting in a total number of shares issued of 30,005,185 following the forward split.

As of September 30, 2012, December 31, 2011 and 2010, the Company had 30,005,185, 2,546,483, and 2,546,483 shares of common stock issued and outstanding , respectively. .

NOTE 11: INCOME TAXES

The Company accounts for income taxes under ASC 740, “Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax as The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Deferred tax assets:	September 30, 2012	December 31, 2011	December 31, 2010
Net operating loss carry forwards	$1,050,000	$870,000	$325,000
Less valuation allowance	(1,050,000)	(870,000)	(325,000)
Net deferred tax asset	$—	$—	$—

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset. The approximate net operating loss carryforward was $ 3,086,000 , $2,550,000 and $955,000 as of September 30, 2012, December 31, 2011 and 2010, respectively and will start to expire in 2029.

NOTE 12: SUBSEQUENT EVENTS

On December 5, 2012, the Company received a Notice to Convert from its president, Mr. Nathaniel T. Bradley, in which Mr. Bradley requested that 100% of his debt be converted into the Company’s common stock at a price of $0.25 per share.  As a result, the debt in the amount of $1,245,840, which includes accrued interest in the amount of $280,050, will be converted into 4,983,360 shares of the Company’s common stock by December 20, 2012, and the related Promissory Note shall be deemed paid in full.

On December 5, 2012, the Company received a Notice to Convert from its president, Mr. Nathaniel T. Bradley, in which Mr. Bradley requested that 100% of his debt be converted into the Company’s common stock at a price of $0.25 per share.  As a result, the debt in the amount of $50,000 plus accrued interest through December 5, 2012 of $875, will be converted into 203,500 shares of the Company’s common stock by December 20, 2012, and the related Promissory Note shall be deemed paid in full.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR AUDIOEYE

The following discussion should be read in conjunction with AE’s consolidated audited financial statements and the related notes for the years ended December 31, 2010 and 2011 and for the nine months ended September 30, 2012 that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect AE’s plans, estimates and beliefs. AE’s actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this annual prospectus, particularly in the section entitled “Risk Factors.”

AE’s consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

On March 31, 2010, CMGO acquired AE and effective as of August 15, 2012, CMGO transferred to AEAC 80% of AE’s outstanding capital stock.  AE has developed patented internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any internet-connected device. On January 26, 2010, the U.S. Patent and Trademark Office issued a U.S. patent for “Method and apparatus for website navigation by the visually impaired” filed by AE. This invention enables internet navigation and multi-format publishing capabilities. After receiving the patent, AE’s management filed an application with newly added claims that further define embodiments of the invention and has obtained international filings now available for prosecution. The patented technology is the foundation of the AE mission to become a leader in internet accessibility, mobile audio internet navigation, and multi-format publishing technology as well as internet content publication and distribution software.  AE’s management believes that there is significant market opportunity for AE’s services as most websites are developed with the assumption that users can see the site, with the result that visually-impaired users have difficulty using such websites. Accordingly, providing accessibility services for these websites has become a significant market opportunity as there are approximately 33 million computer users who have some form of visual impairment.

In October 2010, Congress passed and the President signed into law the Twenty-First Century Communication and Video Accessibility Act of 2010, which mandates that all government websites (city, state, and federal) be compliant and provide accessibility to Americans with disabilities. As a result, AE’s management believes that providing accessibility services for these government websites has become a significant market opportunity in view of the potential demand for AE’s patented solution.

	Nine Months Ended		Year Ended
Results of Operations	September 30,		December 31,
	2012	2011	2011	2010
Revenue	$276,587	$107,634	$125,521	$328,397
Revenue from related party	2,250	11,750	12,500	19,850
Cost of Sales	226,849	509,105	641,124	429,705
Gross profit (loss)	51,988	(389,721)	(503,103)	(81,458)
General and administrative expenses	657,534	588,231	810,341	644,908
Patent impairment expense	—	—	147,908	—
Operating (loss)	(605,546)	(977,952)	(1,461,352)	(726,366)
Unrealized gain (loss) on marketable securities	36,000	6,000	(3,000)	(78,000)
Loss attributable to non-controlling interest	—	—	—	14,701
Interest expense	(5,048)	(280,050)	(280,050)	(42,641)
Net (loss)	$(574,594)	$(1,252,002)	$(1,744,402)	$(832,306)

Revenue

For the nine months ended September 30, 2012 and 2011, revenue in the amount of $ 278,837 and $ 119,384 , respectively, consisted primarily of various levels of website design and maintenance . For the years ended December 31, 2011 and 2010, respectively, revenue in the amount of $138,021 and $348,247 consisted primarily of various levels of website design and maintenance .

Cost of sales

For the nine months ended September 30, 2012 and 2011, cost of sales in the amount of $ 226,849 and $ 509,105 , respectively, consisted primarily of sub-contracting to outside sources and direct labor.  For the years ended December 31, 2011 and 2010, cost of sales in the amount of $641,124 and $429,705, respectively, consisted primarily of sub-contracting to outside sources and direct labor.

Gross Profit

The increase in revenue and decrease in sub-contracting and direct labor resulted in a gross profit of $ 51,988 and a gross loss of $ 389,721 for the nine months ended September 30, 2012 and 2011, respectively, and $503,103 and $81,458 for the years ended December 31, 2011 and 2010, respectively.

Significant changes in gross profit for the nine months ended September 30, 2012 and 2011 were attributable to the following items:

•	an increase in website design services of $ 172,172 ;
•	a decrease in website hosting fees of $ 12,719 for monthly hosting of client websites;
•	a decrease in sub-contracted design fees of $ 275,360 due to the creation and development of additional software; and
•	a decrease in direct labor and other related expenses of $ 1,777 for additional staff support .

Significant changes in gross profit for the years ended December 31, 2011 and 2010 were attributable to the following items:

•	a decrease in website development services of $102,113;
•	a decrease in website hosting fees of $108,114 for monthly hosting of client websites;
•	an increase in amortization expense related to patent costs of $4,454;
•	an increase in sub-contracted design fees of $75,733 due to the creation and development of additional software;
•	a decrease in bartered services expense of $23,249;
•	an increase in direct labor of $138,562 for additional staff support; and
•	an increase in website hosting expenses of $15,918.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2012 were $ 657,534 as compared to $ 588,231 for the nine months ended September 30, 2011.

Significant changes in general and administrative expenses for the nine months ended September 30, 2012 and 2011 were attributable to the following items:

•	a decrease in professional fees of $97, 302, primarily due to $97,500 for the services of a valuation consultant in 2011 that did not recur in 2012;
•
a n increase in legal, accounting and audit fees of $ 176,060 resulting from the additional legal costs of $139,148  and accounting costs of $18,059, both related to the S-1 registration and CMGO acquisition in March 2010 and additional audit requirements during 2011;

•	a decrease in staff salaries and wages of $ 29,698 , primarily due to a decrease in staffing;
•	an increase in rent expense of $ 27,439 due to additional office space leased; and
•	an increase in other general and administrative expenses of $ 11,657 .

General and administrative expenses for the year ended December 31, 2011 were $810,341 as compared to $644,908 for the year ended December 31, 2010.

Significant changes in general and administrative expenses in the year 2011 over 2010 were attributable to the following items:

•	an increase in professional fees of $127,500 due primarily to $97,500 for the services of a valuation consultant in 2011;
•	an increase in legal, accounting and audit fees of $23,161 resulting from the CMGO acquisition in March 2010 and additional audit requirements;
•	a decrease in bad debt expense of $84,847, resulting from the initial allowance for doubtful accounts in expensed in 2010 of $87,000, compared to $2,153 of uncollectible receivables expensed in 2011;
•	an increase in executive salaries and wages of $77,615, primarily due to an increase in executive compensation as provided for in the employment agreements entered into and commencing April 1, 2010;
•	an increase in rent expense of $15,611 due to additional office space leased in 2011; and
•	a decrease in other general and administrative expenses of $6,391.

Liquidity and Capital Resources

Working Capital	At September 30,	At December 31,
	2012	2011	2010
Current Assets	$147,854	$70,188	$39,954
Current Liabilities	2,528,106	804,255	577,585
Working Capital (Deficit)	$(2,380,252)	$(734,067)	$(537,631)

AE had cash in the amount of $ 45,307 as of September 30, 2012, $27,426 as of December 31, 2011, and $3,611 as of December 31, 2010. AE had a working capital deficit of $ 2,380,252 as of September 30, 2012, $734,067 as of December 31, 2011, and $537,631 as of December 31, 2010.

During the year ended December 31, 2010, AE repaid the CEO $100,000 of advances made to AE in prior years. The advances did not bear interest, were unsecured and due on demand.

During the year ended December 31, 2011, AE entered into several promissory notes with one of its officers. The promissory notes total $1,084,224, bore interest at 15% and were due before August, 2011.  On August 30, 2011, AE and the officer entered into a modified promissory note agreement in which the nine promissory notes (the “Notes”) totaling $1,084,224 were modified into one promissory note of $1,084,224 (the “Modified Note”). Any interest accrued on the Notes prior to the modification were adjusted and recalculated at a rate of 7% per annum. Any penalties assessed on the Notes prior to August 30, 2011 were waived. Interest was accrued at a rate of 7% per annum commencing August 31, 2011. The term of the Modified Note extends to August 31, 2013. The Modified Note is convertible into common stock of AE at a conversion price of $0.25 per share by August 31, 2013. As of September 30, 2012, none of the Modified Note has been converted. On December 16, 2011, an additional $3,500 was loaned to AE by the officer, which amount is interest free and payable upon demand. No payments of principal or interest were made during 2011 or the nine months ended September 30, 2012. Accrued interest in the amount of $ 704 , $158,116, and $0 has been expensed for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively, and has been included with principal for a total amount of $1,245,840, $1,245,840 and $0 as Related Party Loans Payable as of September 30, 2012, December 31, 2011 and 2010, respectively.

During the  months ended June 30, 2012, AE received loans totaling $225,000 from one affiliate.  The loans bear no interest, and are payable upon demand.

As of September 30, 2012, December 31, 2011 and December 31, 2010, Related Party Loans totaled $ 1,296,544 , $1,245,840 and $0, respectively.

As of September 30, 2012, December 31, 2011 and December 31, 2010, there were Related Party Payables of $ 599,231 , $398,270 and $0, respectively, for services performed by related parties.

As of September 30, 2012, December 31, 2011 and December 31, 2010, there were outstanding receivables of $ 15,500 , $13,125 and $0, respectively, for services performed for related parties.

For the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, there were revenues earned of $ 2,250 , $12,500 and $19,850, respectively, for services performed for related parties.

AE has suffered recurring losses from operations of $ 574,594 , $1,744,402 and $832,306 for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively. In addition, AE had an accumulated deficit of $ 3,772,584 , $3,197,991 and $1,453,589 and a working capital deficit of $ 2,380,252 , $734,067 and $537,631 as of September 30, 2012, December 31, 2011 and December 31, 2010, respectively. The continuation of AE is dependent upon AE attaining and maintaining profitable operations and raising additional capital as needed. AE’s management anticipates that it will have to raise additional funds through private placements of AE’s equity securities and/or debt financing to complete AE’s business plan. There is no assurance that the financing will be completed as planned or at all. If AE’s management is unable to secure adequate capital to continue AE’s planned operations, AE’s stockholders may lose some or all of their investment and AE’s business may fail.

AE’s principal sources of funds have been from sales of its common stock and loans from affiliates.

MANAGEMENT OF AE

 Information Regarding Directors and Executive Officers of AE

The following information is as of the date of this prospectus with respect to those persons who are serving as AE’s directors and executive officers.

Name	Age	Director/Position
Edward W. Withrow III	47	Director
Nathaniel T. Bradley	36	Director, Chief Executive Officer, President
Sean Bradley	31	Director, Chief Technology Officer, Vice President, Secretary
James Crawford	31	Director, Chief Operating Officer, Treasurer
Constantine S. Potamianos	47	Chief Legal Officer, General Counsel

Edward W. Withrow III.  Mr. Withrow has served as a director of AE since August 2012. With over 20 years experience as a financier, broker, manager, marketer and developer of innovations in various industries, Mr. Withrow has developed an expertise in finding small undervalued and underfunded companies and building them up through his leadership in strategic initiatives and business development activities. In 2000, Mr. Withrow founded Huntington Chase Financial Group, LLC, and Huntington Chase, Ltd. to engage in venture capital, private equity and merchant banking activities. From 2000 until the present, Mr. Withrow acquired, restructured, merged, created and was a senior advisor to approximately 10 companies. In 2002, Mr. Withrow became the CEO of Reward Enterprises, Inc., a public company and early adopter of VoIP technology. Mr. Withrow also founded Symphony Card, LLC, an issuer of stored value debit cards. In 2004, Mr. Withrow became the CEO of Addison-Davis Diagnostics, Ltd., a leading edge point-of-care diagnostic company. In 2005, he was the President of The Cabo Group, Ltd., a publicly traded company whose primary functions were wholesale marketing and distribution of retail products.   In 2006, Mr. Withrow became the President and CEO of Montecito Bio Sciences, Ltd., a multi-faceted medical diagnostics company.  In 2008, Mr. Withrow founded Ecologic Transportation, Inc., a publicly traded company and is presently its Chairman.  Mr. Withrow also founded Parallax Diagnostics, Inc., a fully reporting company headquartered in Cambridge, Massachusetts, currently in its developmental stage.

Mr. Withrow has maintained a business relationship with AudioEye, Inc. since 2008, contracting AE’s services for the design and development of various websites for Mr. Withrow’s businesses, and has a comprehensive knowledge of the capabilities of the AE product.  Furthermore, Mr. Withrow, having an extensive background in corporate restructuring, has acted as strategic advisor to AE since 2009, and has the leadership skills and experience required by AE during its transitions towards a successful publicly traded company.

Mr. Withrow is married with one child and lives in the Los Angeles, California area.  He works with Planet Hope a Los Angeles based foundation that works with abused children and battered women.

Nathaniel T. Bradley. Mr. Bradley served as a director of AE from the company’s founding in 2005 to the present and as Chief Executive Officer and President since July 2007. Mr. Bradley is a recognized pioneer and active expert in the new media internet technology sector. He is the named inventor of several internet technology patents and patents pending with U.S. Patent and Trademark Office. Over the past decade, Mr. Bradley has been involved in the invention, reduction to practice, commercial licensing, and enforcement of foundational internet and mobile technology patents. In addition to managing the growth of AE’s patent portfolio through invention, Mr. Bradley is developing an intellectual property operation at the University of Arizona Science & Technology Park in Tucson. Prior to AE, Mr. Bradley was Chairman of the Board of Modavox®, founder and Managing Member of Kino Digital, Kino Communications, Kino Interactive and currently serves as the Chief Technology Officer of Augme Technologies, Inc and its subsidiary Hipcricket, Inc. and currently serves as a managing member of Bradley Brothers, LLC, an Arizona-based investment company. Previous to his career in the technology field, which began in 1999, Mr. Bradley was a General Manager for Intercontinental Hotels and a marketing manager for The Westin La Paloma Resort. Mr. Bradley lives in Tucson, Arizona with his wife and two sons.

Sean Bradley. Mr. Bradley has been involved with AE from the company’s founding in 2005 to the present and has served as Vice President and Secretary since April 2010, and as a director and Chief Technology Officer since August 2012. Mr. Bradley has co-founded several technology companies, including Kino Digital, LLC, and Kino Communications, LLC, from 1999-2005.  Mr. Bradley obtained his BA from Arizona International College at the University of Arizona, graduating summa cum laude and with highest academic distinction for all eight undergraduate semesters.  Over the past nine years, he has led an international team of software developers, has produced global webcasting technologies, and is planning, designing and managing the fulfillment of intellectual property assets, including the next generation mobile marketing solutions for industry leading Hipcricket. In the past Mr. Bradley was chief architect of AdLife, BoomBox® Video and Audio Platforms for Augme Technologies, Inc.  Mr. Bradley is proficient in several programming and web development languages and has engineered online communications systems for IBM, General Dynamics, Avnet and many others. In 2005, he was recognized by Arizona State’s WP Carey School of Business as a leader in his field for work he completed for the Arizona Department of Health and Human Services. In addition to his role at AE, Mr. Bradley is a managing member of Bradley Brothers, LLC, an Arizona-based investment company.

James Crawford. Mr. Crawford has been involved with AE from the company’s founding in 2005 to the present and has served as a director, Chief Operating Officer and Treasurer since August 2012. Mr. Crawford was a founding member of Kino Interactive, LLC, a developer of enhanced communication software and digital media solutions, and of AE. Mr. Crawford’s experience as an entrepreneur spans the entire life cycle of companies from start-up capital to compliance officer and director of reporting public companies. Prior to his involvement as Chief Operating Officer of AE, Mr. Crawford served as a director and officer of Augme Technologies, Inc. beginning March 2006, and assisted the company in maneuvering through the initial challenges of acquisitions executed by the company through 2011 that established the company as a leading mobile marketing company in the United States. Mr. Crawford is experienced in public company finance and compliance functions. He has extensive experience in the area of intellectual property creation, management and licensing.  Prior to AE, Mr. Crawford served on the board of directors Modavox® and Augme Technologies, and as founder and managing member of Kino Digital, Kino Communications, and Kino Interactive; and currently continues to serve as the Chief Operating Officer of Augme Technologies, Inc and its subsidiary Hipcricket, Inc.

Constantine S. Potamianos: Mr. Potamianos has served as AE’s outside corporate counsel from the company’s founding in 2005 and as Chief Legal Officer and General Counsel since January 2012. From June 2009 to December 2011, Mr. Potamianos was a partner at Duval & Stachenfeld, LLP, a noted New York law firm that primarily works with large institutional investors and hedge funds. Mr. Potamianos served as the co-leader of the firm’s Corporate Practice. Prior to that, from March 2005 to May 2009, Mr. Potamianos was part of the Corporate and Securities group in the New York office of international law firm Greenberg Traurig, LLP. Mr. Potamianos is an experienced business lawyer who has assisted numerous public and private companies with a broad range of matters including corporate governance, public and private financings, commercial transactions, mergers and acquisitions, securities registration, SEC reporting, technology licensing, litigation, and bankruptcy and corporate restructurings. In the late 1990’s, Mr. Potamianos also served as Vice President – Investment Banking and team leader for the Internet/Networking Group for a New York-based merchant banking firm where he negotiated and structured acquisitions, principal transactions as well as private equity placements with numerous public and private companies, during which time he also served on the boards of directors of various portfolio companies. In addition to his legal and finance experience, Mr. Potamianos has experience in private sector business operations as well as government. Following initial military service, Mr. Potamianos gained experience in systems analysis, business operations and administration, serving as an administrative officer in the federal government and afterwards founding and managing an information systems consulting company and a RF (radio frequency) engineering services company. Mr. Potamianos holds a BA degree, magna cum laude, in Economics and Government from Georgetown University as well as a BS degree in Computer and Information Science from the University of Maryland. Mr. Potamianos received his JD degree as well as his MBA from Georgetown University, during which he also completed the Landegger Honors Program in International Business Diplomacy through the School of Foreign Service, served as an editor on law review, and was also inducted into Beta Gamma Sigma, the national business school honor society.

Nathaniel T. Bradley and Sean Bradley are brothers.

Committees of the Board of Directors

Following the Separation, the standing committees of AE’s board of directors will consist of Audit and Compensation.  The members of these standing committees will be appointed by and will serve at the discretion of the board of directors of AE.

Audit Committee.  The Audit Committee is expected to be responsible for overseeing AE’s accounting and financial reporting processes.  In addition, the Audit Committee will be responsible for periodically discussing AE’s policies for the assessment and management of risks to AE that could materially and adversely impact AE’s financial position or operating results, or the financial reporting of the same, with management and AE’s internal auditors and independent accountants, as well as AE’s plans to monitor, control and minimize risks pursuant to such policies.  The Audit Committee will also be responsible for primary risk oversight relating to AE’s financial reporting, accounting and internal controls, and will oversee risks relating to insurance matters (including AE’s self-insurance programs), general and professional liability and workers’ compensation.

Compensation Committee.  The Compensation Committee will oversee and determine the compensation of AE’s Chief Executive Officer and other executive officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approve all employment and severance agreements for executive officers, approve significant changes to benefit plans and perform such other functions as the board of directors of AE may direct.  The Compensation Committee will also administer AE’s stock incentive plans and make recommendations to the board of directors of AE concerning the compensation of the directors.

It is expected that the Compensation Committee will take into account recommendations of AE’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer.  Otherwise, it is not expected that AE’s officers will have any role in determining the form or amount of compensation paid to the executive officers of AE.  In addition, the Compensation Committee will retain the power to appoint and delegate matters to a subcommittee but any such subcommittee does not have final decision-making authority on behalf of the Compensation Committee.  The Compensation Committee is not currently expected to appoint or delegate any matters to a subcommittee.  The Compensation Committee will meet as necessary to formulate its compensation decisions.  Such meetings may include one or more of AE’s executive officers or consultants retained by the Compensation Committee.

Stockholder and Interested Party Communications with Directors

Following the Spin-off, AE stockholders may send written communications to AE’s board of directors or to specified individual directors on the board, c/o AE’s Secretary at 875 North Michigan Avenue, Chicago, Illinois 60601.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the board of directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to AE’s board of directors or any specified individual director, as applicable.

DIRECTOR COMPENSATION

Members of the board of directors of AE do not normally receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.  It is expected that members of the board of directors of AE who are not employees will receive the grant of equity compensation in amounts to be determined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The board of directors of AE is expected to adopt a written Related Person Transaction Policy prior to completion of the Spin-off.  The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) AE, was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest.  For purposes of these policies, a related person is (i) any person who is, or at any time since the beginning of AE’s, as applicable, last fiscal year was, an executive officer, director or director nominee of such company, (ii) any person who is known to be the beneficial owner of more than 5% of such company’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

It is expected that under these policies, the Audit Committee of AE will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction.  In determining whether to approve or ratify a related person transaction, the Audit Committee would consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and would approve only those related person transactions that are in, or not inconsistent with, the best interests of AE and its stockholders, as the Audit Committee determines in good faith.  No member of the Audit Committee would be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

In addition, there will continue to be an ongoing relationship between AE and CMGO following the Separation.  See “Relationship Between AE and CMGO After the Separation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 14 , 2012, 80% of the outstanding shares of common stock of AE were owned by AEAC and 20% by CMGO.  None of the persons expected to become the directors or executive officers of AE currently owns any common stock of AE.  However, if the persons who become the directors or executive officers of AE own shares of CMGO common stock as of the record date for the Spin-off, those persons will receive a distribution of shares of AE common stock in the Spin-off.  Additionally, Edward W. Withrow, III,  Nathaniel T. Bradley, Sean Bradley and James Crawford are stockholders of AEAC and upon the consummation of the distribution of AE stock to the stockholders of AEAC, will secure shares of AE as a result thereof.

The following table sets forth certain information regarding the beneficial ownership of AE common stock assuming the AEAC Distribution occurred on August 17 , 2012, for each of AE’s directors and executive officers.

		Post Separation/ Pre-Debt Conversion
Class	Name	Shares		Pct (1)
Common	Nathaniel T. Bradley	5,648,034	(2) (3)	18.82%
Common	Sean Bradley	5,648,034	(3)	18.82%
Common	Edward W. Withrow III	1,129,607	(4)	3.76%
Common	James Crawford	340,689		1.14%
Common	Constantine S. Potamianos	—		—

(1)	Based on 30,005,185 shares outstanding.
(2)
 Does not include any shares issuable upon conversion of AE’s convertible notes issued to Nathaniel T. Bradley or the AE Debentures. Mr. Bradley delivered to AE on Decmber 5, 2012, notice of his intention to convert his convertible notes in full. A total of 5,186,860 additional shares of common stock are to be issued to Mr. Bradley’s designees by December 20, 2012.

(3)
Bradley Brothers, LLC is the record owner of 11,296,067 shares; Nathaniel T, Bradley and Sean Bradley are each 50% owners of Bradley Brothers, LLC, and share investment power with respect to such shares.

(4)	Huntington Chase Financial Group, LLC is the record owner of the shares. Mr. Withrow is its Managing Member.

MARKET PRICES AND RELATED STOCKHOLDER MATTERS

Market Information Regarding AE

The market price of AE common stock to be received by CMGO stockholders after the completion of the Spin-off cannot be accurately predicted.  The historical trading prices of CMGO common stock are not necessarily indicative of the future trading prices of AE common stock because the current stock price of CMGO reflects the current market valuation of CMGO’s current business and assets and does not necessarily take into account the changes in CMGO’s business and operations that will occur in connection with the Separation.  See “Risk Factors” for a discussion of factors that may affect the market price of AE common stock following the Spin-off.

Restrictions on Sale of AE Common Stock to be Received in Connection with the Spin-off

Shares of AE common stock to be distributed in connection with the Spin-off will be freely transferable under the Securities Act, except for the restrictions on transfer and ownership applicable to affiliates of AE.  Shares received in connection with the Spin-off by persons who may be deemed to be affiliates of AE may be sold, transferred or otherwise disposed of only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.  Persons who may be deemed to be affiliates of AE after the Spin-off generally include individuals or entities that control are controlled by or are under common control with AE, as applicable, and may include certain of their officers, directors or principal stockholders.  The registration statement of which this prospectus forms a part does not cover the resale of shares of AE common stock to be received by their affiliates in the Spin-off.

DESCRIPTION OF AE CAPITAL STOCK

The following is a summary description of the material terms of AE’s capital stock as set forth in AE’s charter documents and that govern the rights of holders of AE common stock.

While the following attempts to describe the material terms of AE’s capital stock, the description may not contain all of the information that is important to you.  You are encouraged to read the full text of AE’s certificate of incorporation and by-laws, forms of which are included as exhibits to the registration statement of which this prospectus is a part, as well as the provisions of applicable Delaware law.

At the time of the Spin-off, AE’s authorized capital stock is expected to consist of 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share.  It is expected that AE will have 30,005,185 shares of common stock issued and outstanding upon completion of the AEAC Distribution.  No shares of preferred stock of AE will be issued and outstanding at the time of the Spin-off.

Common Stock

All of the shares of AE common stock issued in the Spin-off will be duly authorized, fully paid and non-assessable.  Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of AE common stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by AE’s board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of AE, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses.  Each outstanding share of AE common stock will entitle the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of AE common stock will possess the exclusive voting power.  The holders of AE common stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of AE capital stock.  AE’s by-laws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director.  This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.

Holders of shares of AE common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.  The rights, preferences and privileges of holders of AE common stock will be subject to the terms of any series of preferred stock which AE may issue in the future.

Preferred Stock

The board of directors of AE has the authority, within the limitations and restrictions stated in its certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series.  The issuance of preferred stock could have the effect of decreasing the market price of AE common stock and could adversely affect the voting and other rights of the holders of AE common stock.  AE has no current plans to issue any shares of preferred stock.

Anti-Takeover Effect of Delaware Law and AE’s Certificate of Incorporation and By-laws

AE is governed by the DGCL.  Certain provisions of the DGCL and AE’s certificate of incorporation and by-laws could make more difficult the acquisition of AE by means of a tender offer, a proxy contest or otherwise.

Vacancies on Board of Directors

AE’s certificate of incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board.

Stockholder Meetings

Under AE’s certificate of incorporation and subject to the rights of holders of preferred stock, if any, only a majority of the members of the board of directors, the chairman of the board of directors or the Chief Executive Officer or the President may call special meetings of stockholders.  This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Authorized but Unissued Shares

AE’s authorized but unissued shares of common stock will be available for future issuance without stockholder approval.  AE may issue additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of AE by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer.  AE stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of AE common stock at that time.  In addition, these provisions may have the effect of assisting AE’s management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of the business of AE.

Business Combinations

AE is subject to Section 203 of the DGCL, which regulates corporate acquisitions.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Trading

AE expects that, at some date following completion of the Spin-off, the shares of AE common stock will trade on the OTCQB, the OTC Bulletin Board or the new BX Venture Market operated by NASDAQ.

Indemnification of Directors and Executive Officers

As authorized by Section 102(b)(7) of the DGCL, AE’s certificate of incorporation will provide that a director of AE will not be liable to AE or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL.  The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to AE or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty.  Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, AE’s by-laws will provide that AE will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of AE or an officer of AE elected by its board of directors or, while a director of AE or an officer of AE elected by its board of directors, is or was serving at the request of AE as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, AE will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the board of directors of AE.

AE will enter into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of AE.  AE also will maintain directors’ and officers’ liability insurance policies insuring directors and officers of AE for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AE pursuant to the foregoing provisions, AE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of AE common stock to be issued in the Spin-off will be passed upon by TroyGould PC.

EXPERTS

The audited financial statements as of December 31, 2011 and 2010, and for the years then ended, incorporated in this prospectus have been so incorporated in reliance on the consent and audit report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

AE will file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information filed by AE at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by AE, at www.sec.gov.  You will also be able to access the SEC filings and obtain other information about AE at its website, www.audioeye.com. The information contained in those websites is not incorporated by reference into this prospectus.

AE has filed a registration statement on Form S-1 to register the shares of stock to be distributed in connection with the Spin-off.  This prospectus is part of the registration statement of AE and is a prospectus of AE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of the expenses to be incurred by AE in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC Registration Fee	$7.00
Printing Fees and Expenses	10,000.00
Accounting Fees and Expenses	35,000.00
Legal Fees and Expenses	100,000.00
Transfer Agent Fees	5,000.00
Miscellaneous	5,000.00
Total	$155,007.00

Item 14. Indemnification of Directors and Officers.

As authorized by Section 102(b)(7) of the DGCL, AE’s certificate of incorporation provides that a director of AE will not be liable to AE or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to AE or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, AE’s by-laws will provide that AE will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of AE or an officer of AE elected by its board of directors or, while a director of AE or an officer of AE elected by its board of directors, is or was serving at the request of AE as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, AE will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the board of directors of AE.

AE will maintain directors’ and officers’ liability insurance policies insuring directors and officers of AE for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AE pursuant to the foregoing provisions, AE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.	Description
3.1	Certificate of Incorporation of AudioEye, Inc., as amended (included in the Company’s Registration on Form S-1 filed on October 21, 2011)
3.2	By-laws of AudioEye, Inc. (included in the Company’s Registration on Form S-1 filed on October 21, 2011)
3.3	Certificate of Amendment of the Certificate of Incorporation (included in the Company’s Registration filed on Form S-1/A on October 1, 2012)
5.1 *	Opinion of TroyGould PC regarding the validity of the securities being registered
10.1	Master Agreement dated as of September 22, 2011 between CMG Holdings Group, Inc. and AudioEye Acquisition Corporation (included in the Company’s Registration on Form S-1 filed on October 21, 2011)
10.2	Form of Royalty Agreement between CMG Holdings Group, Inc. and AudioEye, Inc. (included in the Company’s Registration on Form S-1 filed on October 21, 2011)
10.3	Form of Services Agreement between CMG Holdings Group, Inc. and AudioEye, Inc. (included in the Company’s Registration on Form S-1 filed on October 21, 2011)
10.4	Form of Share Exchange Agreement among the stockholders of AudioEye Acquisition Corporation and CMG Holdings Group, Inc.
10.5	Convertible Promissory Note dated August 31, 2011 between AudioEye, Inc. and Nathaniel T. Bradley (included in the Company’s Registration on Form S-1/A filed on January 3, 2012)
10.6
Termination and Release Agreement dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc. (included in the Company’s Registration on Form S-1/A filed on February 10, 2012)

10.7	Promissory Note dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc. (included in the Company’s Registration on Form S-1/A filed on February 10, 2012)
10.8
Customer Contract dated August 24, 2011 between Kenneth G. Mills Foundation and AudioEye, Inc. for E-Commerce Multi-Media Development Services (included in the Company’s Registration on Form S-1/A filed on February 10, 2012)

10.9
Customer Contract dated December 29, 2010 between NextMed Management Services Inc. and AudioEye, Inc, for Software Development Services (included in the Company’s Registration on Form S-1/A filed on February 10, 2012)

10.10
Customer Contract dated June 9, 2010 between Southern Arizona Attraction Alliance and AudioEye, Inc. for Custom Website Development (included in the Company’s Registration on Form S-1/A filed on February 10, 2012)

10.11	Senior Secured Promissory Note of AudioEye, Inc., dated August 15, 2012 (included in the Company’s Registration filed on Form S-1/A on October 1, 2012)
10.12
Security Agreement, dated as of August 15, 2012, among AudioEye, Inc., AudioEye Acquisition Corporation and CMGO Investors, LLC (included in the Company’s Registration filed on Form S-1/A on October 1, 2012)

23.1 *	Consent of MaloneBailey, LLP
23.2 *	Consent of TroyGould PC (included in Exhibit 5.1, above)

Filed herewith

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the Registrant is relying on Rule 430B:

(A)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on December 14, 2012.

AUDIOEYE, INC.

By:	/s/ Nathaniel T. Bradley
Name: Nathaniel T. Bradley
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nathaniel T. Bradley	President and Chief Executive Officer	December 14 , 2012
Nathaniel T. Bradley	(Principal Executive Officer)

/s/ Sean Bradley	Chief Technical Officer, Vice President, Secretary and Director	December 14 , 2012
Sean Bradley

/s/ James Crawford	Chief Operating Officer, Treasurer and Director	December 14 , 2012
James Crawford

/s/ Edward W. Withrow III	Director	December 14 , 2012
Edward W. Withrow III

The foregoing constitutes all of the members of the board of directors of AudioEye, Inc.